Exhibit 10.1
EXECUTION COPY

CREDIT AND GUARANTY AGREEMENT
dated as of
December 6, 2007
among
AMERICAN REPROGRAPHICS COMPANY, L.L.C.,
as Borrower,
and
AMERICAN REPROGRAPHICS COMPANY
and
CERTAIN SUBSIDIARIES OF AMERICAN REPROGRAPHICS COMPANY, L.L.C.,
as Guarantors,
The Lenders Party Hereto
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and Collateral Agent

J.P. MORGAN SECURITIES INC.,
and
WACHOVIA CAPITAL MARKETS, LLC,
Joint Bookrunners and Joint Lead Arrangers

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Syndication Agent

APPENDIX	A	Pricing Schedule
	B	Commitment Schedule

SCHEDULES:	1.01(a)	Existing Earn-Out Agreements
	1.01(b)	Existing Seller Subordinated Notes
	3.01(c)	Organizational Structure and Capitalization
	3.01(i)	Closing Date Mortgaged Properties
	3.01(l)	Counsel Opinions
	4.01	Jurisdictions of Organization and Qualification
	4.02	Capital Stock and Ownership
	4.13(b)	Real Estate Assets
	4.16	Material Contracts
	4.20	Retiree Benefits
	5.16	Post-Closing Items
	6.01	Certain Indebtedness
	6.02	Certain Liens
	6.04(f)	Permitted Cash Payments of Additional Earn-Out Obligations
	6.06	Certain Investments
	6.07(c)	Maximum Leverage Ratio
	6.11	Certain Affiliate Transactions

EXHIBITS:
	A	Compliance Certificate
	B	Opinions of Counsel
	C	Assignment and Assumption
	D	Closing Date Certificate
	E	Counterpart Agreement
	F	Form of Security Agreement
	G	Form of Borrowing Request
	H	Seller Subordination Agreement
	I	Subordination Terms for Permitted Subordinated Indebtedness
	J	Joinder Agreement

v

CREDIT AND GUARANTY AGREEMENT
CREDIT AND GUARANTY AGREEMENT, dated as of December 6, 2007, among AMERICAN REPROGRAPHICS COMPANY, L.L.C., a California limited liability company (the “Borrower”), and AMERICAN REPROGRAPHICS COMPANY, a Delaware corporation (“Holdings”), and CERTAIN SUBSIDIARIES OF THE BORROWER, as Guarantors, the financial institutions from time to time party hereto, as Lenders, and JPMORGAN CHASE BANK, N.A., as Issuing Bank, Swingline Lender, Administrative Agent (in such capacity, the “Administrative Agent”) and Collateral Agent (in such capacity, the “Collateral Agent”).
RECITALS:
WHEREAS, the Borrower has requested that the Lenders provide it with credit facilities in an aggregate amount of up to $350,000,000, to be comprised of (a) a revolving credit facility in an aggregate amount not to exceed $75,000,000 as set forth herein and (b) a term loan facility in an aggregate principal amount up to $275,000,000 (subject to increase as described herein) as set forth herein, all of the Borrower’s obligations under each of which are to be guaranteed by the Guarantors;
WHEREAS, the proceeds of the loans to be borrowed and letters of credit to be issued under the credit facilities will be used (i) to repay in full all of the obligations of the Borrower and the Guarantors under and in connection with that certain Second Amended and Restated Credit and Guaranty Agreement, dated as of December 21, 2005 (as further amended, the “Existing Credit Agreement”) and (ii) for working capital and other general corporate purposes of the Borrower and its Subsidiaries; and
WHEREAS, to provide guarantees and security for the repayment of the Loans, the reimbursement of any draft drawn under a Letter of Credit, the payment of the other obligations of the Borrower and the Guarantors hereunder and under the other Credit Documents and certain other obligations of the Borrower and the Guarantors, the Borrower and the Guarantors will, among other things, provide to the Administrative Agent and the Collateral Agent, for the ratable benefit of the Secured Parties the following (each as more fully described herein):
(a) a joint and several guaranty from each of the Guarantors of the due and punctual payment in full of all of the Obligations, pursuant to Article 7 hereof; and
(b) a security interest in or mortgages (or comparable Liens) with respect to the Collateral pursuant to the Collateral Documents;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:
ARTICLE 1
Definitions and Interpretation
Section 1.01. Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Additional Earn-Out Obligation” means any unsecured contingent liability of the Borrower or ARC Acquisition Corporation owed to any seller in connection with any Permitted Acquisition that (a) constitutes a portion of the purchase price for such Permitted Acquisition but is not an amount certain on the date of incurrence thereof and is not subject to any right of acceleration by such seller, (b) is only payable upon the achievement of performance standards by the Person or other property acquired in such Permitted Acquisition and in an amount based upon such achievement; provided that the maximum aggregate amount of such liability shall be fixed at a specified amount on the date of such Permitted Acquisition, and (c) is expressly subordinate and made junior to the payment and performance in full of all the Obligations in accordance with a subordination agreement substantially in the form of Exhibit H or an agreement containing substantially similar terms; provided, however that up to $13,000,000 per annum of such unsecured contingent liabilities of the Borrower and ARC Acquisition Corporation shall not be required to be subordinate pursuant to the above clause (c).
“Additional Permitted Subordinated Indebtedness” means Indebtedness of Holdings or the Borrower that is expressly subordinate and junior to the payment and performance in full of all the Obligations on terms and conditions, taken as a whole, not materially less favorable to the Lenders than those contained in Exhibit I; provided that (a) the terms of such Indebtedness do not provide for any repayment, mandatory redemption, sinking fund obligation or other payment prior to the date that is 91 days after the Maturity Date, or, if later, the final maturity of any Incremental Term Loans, other than, in each case, solely at the option of Holdings or the Borrower, (b) the covenants, events of default and other terms of such Indebtedness, taken as a whole, (i) are market terms on the date of issuance, (ii) are not more restrictive on Holdings and its Subsidiaries than the terms of the Credit Documents and (iii) do not require the maintenance or achievement of any financial performance standards other than as a condition to taking specified actions, (c) no Subsidiary of Holdings other than the Borrower is an obligor in respect of such Indebtedness, (d) the net Cash proceeds from the issuance thereof are used exclusively to finance Restricted Junior Payments made pursuant to Section 6.04(j) and (e) the aggregate outstanding principal amount of such Indebtedness does not exceed $200,000,000 at any time.

“Additional Seller Subordinated Notes” means, collectively, the unsecured promissory notes issued by the Borrower or ARC Acquisition Corporation to any seller in connection with a Permitted Acquisition which are expressly subordinated and made junior to the payment and performance in full of all the Obligations in accordance with a subordination agreement substantially in the form of Exhibit H.
“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Administrative Agent” has the meaning given such term in the preamble hereto.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Holdings or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of Holdings or any of its Subsidiaries, threatened against or affecting Holdings or any of its Subsidiaries or any property of Holdings or any of its Subsidiaries.
“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 5% or more of the Securities having ordinary voting power for the election of directors (or other individuals performing similar functions) of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent” means each of the Administrative Agent, the Collateral Agent and the Syndication Agent.
“Agreement” means this Credit and Guaranty Agreement, dated as of December 6, 2007.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth in the Pricing Schedule under the caption “ABR Spread”, “Eurodollar Spread” or “Commitment Fee Rate”, as the case may be.
“Applicable Percentage” means, (i) with respect to any Revolving Lender, the percentage of the Total Revolving Commitments represented by such Revolving Lender’s Revolving Commitment; provided, that if the Total Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Total Revolving Commitments most recently in effect, giving effect to any assignments and (ii) with respect to any Term Lender, the percentage of the total Term Loans held by such Term Lender.
“Approved Fund” has the meaning given such term in Section 10.04(b).
“Approving Lenders” shall have the meaning given such term in Section 10.02(c).
“Arrangers” means J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC.
“Asset Sale” means a sale, lease or sub lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person (other than Holdings, the Borrower or any Guarantor Subsidiary), in one transaction or a series of transactions, of all or any part of Holdings’ or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Capital Stock of any of Holdings’ Subsidiaries, other than (i) inventory (or other assets) sold or leased in the ordinary course of business (excluding any such sales by operations or divisions discontinued or to be discontinued), (ii) Permitted Sale-Leasebacks and (iii) sales of other assets for aggregate consideration of less than $500,000 in the aggregate during any Fiscal Year and less than $2,500,000 in the aggregate from and after the Closing Date so long as this Agreement shall remain in effect.

“Assignment and Assumption” means an Assignment and Assumption Agreement substantially in the form of Exhibit C, with such amendments or modifications as may be approved by the Administrative Agent.
“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person’s chief financial officer or treasurer.
“Available Amount” means, at any time (the “Reference Time”), an amount (which amount shall not be less than zero) equal at such time to (a) the sum of, without duplication:
(i) an amount (which shall not be less than zero) equal to (x) the cumulative amount of Consolidated Excess Cash Flow for all full fiscal years completed after the Closing Date (commencing with and including the fiscal year ending December 31, 2008) and prior to the Reference Time minus (y) the portion of such Excess Cash Flow that has been (or will be) applied (A) after the Closing Date and prior to the Reference Time or (B) if the Reference Time is prior to the date on which a prepayment of Loans and/or a permanent reduction of the Revolving Commitments in accordance with Section 2.12(e) is required to be made with respect to Consolidated Excess Cash Flow for the preceding Fiscal Year (such date, the “Upcoming ECF Payment Date”), after the Closing Date and on or prior to the Upcoming ECF Payment Date, to the prepayment of Loans and/or the permanent reduction of the Revolving Commitments in accordance with Section 2.12(e); plus
(ii) an amount (which shall not be less than zero) equal to (x) the cumulative amount of Cash proceeds received by Holdings or any of its Subsidiaries from capital contributions to, or the issuance of any Capital Stock of, Holdings or any of its Subsidiaries (other than (i) any capital contribution from Holdings or any of its Subsidiaries and (ii) pursuant to any employee stock or stock option compensation plan or a Permitted Acquisition or warrants or options in existence as of the Closing Date) after the Closing Date and prior to the Reference Time, minus (y) the sum of (A) the portion of such amount that has been (or will be) applied after the Closing Date and prior to the Reference Time to effect a Permitted Subordinated Debt Redemption pursuant to Section 6.04(h) and (B) the portion of such amount that has been (or will be) applied after the Closing Date and prior to the Reference Time to the prepayment of Loans in accordance with Section 2.12(c);

minus (b) the sum of, without duplication, and without taking into account the actual usage of the Available Amount being made at the applicable Reference Time:
(i) the aggregate amount of Restricted Junior Payments made by the Credit Parties or any of their Subsidiaries or Affiliates pursuant to Section 6.04(i) following the Closing Date and prior to the Reference Time; plus
(ii) the aggregate amount of Investments made by the Credit Parties or any of their Subsidiaries pursuant to Section 6.06(l) following the Closing Date and prior to the Reference Time.
“Banking Services” means each and any of the following bank services provided to any Credit Party by any Lender or any of its Affiliates: (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).
“Banking Services Obligations” means any and all obligations of the Credit Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” has the meaning given such term in the preamble hereto.
“Borrower Operating Agreement” means the First Amended and Restated Operating Agreement of the Borrower dated as of January 1, 2006.
“Borrowing” means Loans of the same Class and Type made, converted or continued on the same day and, in the case of Eurodollar Loans, as to which the same Interest Period is in effect. The term “Borrowing” does not apply to a Swingline Loan.
“Borrowing Request” means a request by the Borrower for a Revolving Borrowing or Term Borrowing in accordance with Section 2.03, in the form of Exhibit G.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.
“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing; provided that, for so long as, and to the extent that, such Indebtedness has not been converted into shares of common stock of any Person, neither Permitted Subordinated Indebtedness nor Additional Permitted Subordinated Indebtedness shall constitute “Capital Stock”.
“Cash” means money, currency or a credit balance in any demand or Deposit Account.
“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.17(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
“Change of Control” means (A) at any time, (i) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than Sathiyamurthy Chandramohan or Kumarakulasingam Suriyakumar (a) shall have acquired beneficial ownership of 25% or more on a fully diluted basis of the voting and/or economic interest in the Capital Stock of Holdings or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Holdings; (ii) Holdings shall cease to beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the Capital Stock of the Borrower; or (iii) occupation of a majority of the seats (other than vacant seats) on the board of directors of Holdings by Persons who were neither (x) nominated by the board of directors of Holdings nor (y) appointed by directors so nominated or (B) the occurrence of any event or the existence of any circumstance that constitutes “fundamental change” or “change of control” (or any similar term) under the documents governing any Indebtedness.
“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Initial Term Loans, Incremental Term Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, an Initial Term Loan Commitment or a Incremental Term Loan Commitment.
“Closing Date” means the date upon which the conditions set forth in Section 3.01 are first satisfied.
“Closing Date Certificate” means the Closing Date Certificate substantially in the form of Exhibit D.
“Closing Date Mortgaged Property” has the meaning given such term in Section 3.01(i)(i).

“Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.
“Collateral Agent” has the meaning given such term in the preamble hereto.
“Collateral Documents” means the Security Agreement, the Mortgages and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to the Collateral Agent, for the benefit of the Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.
“Commitment” means a Revolving Commitment, an Initial Term Loan Commitment, an Incremental Term Loan Commitment, or any combination thereof (as the context requires).
“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit A.
“Consolidated Adjusted EBITDA” means, for any period, an amount determined for Holdings and its Subsidiaries on a consolidated basis equal to (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income, and to the extent already deducted in arriving at Consolidated Net Income: (b) Consolidated Interest Expense, (c) provisions for taxes based on income, (d) total depreciation expense, (e) total amortization expense, and (f) other non Cash items reducing Consolidated Net Income (excluding any such non Cash item to the extent that it represents an accrual or reserve for potential Cash items in any future period or amortization of a prepaid Cash item that were paid in a prior period), minus (ii) other non Cash items increasing Consolidated Net Income for such period (excluding any such non Cash item to the extent it represents the reversal of an accrual or reserve for potential Cash item in any prior period).
“Consolidated Adjusted EBITDAR” means, for any period, the sum of the amounts for such period of (i) Consolidated Adjusted EBITDA plus (ii) Consolidated Rental Payments, each of the foregoing as determined on a consolidated basis for Holdings and its Subsidiaries in conformity with GAAP.
“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability) of Holdings and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the consolidated statement of cash flows of Holdings and its Subsidiaries; provided, however, that Consolidated Capital Expenditures shall not include any expenditures by Holdings or any of its Subsidiaries during that period (i) in connection with a Permitted Acquisition, including any payment of any Earn-Out Obligation during that period and (ii) to the extent financed though the net Cash proceeds of Indebtedness incurred pursuant to Section 6.01(j).

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period, excluding any amount not payable in Cash.
“Consolidated Current Assets” means, as at any date of determination, the total assets of Holdings and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.
“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of Holdings and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt.
“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) equal to: (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Adjusted EBITDA, plus (b) the Consolidated Working Capital Adjustment, minus (ii) the sum, without duplication, of the amounts for such period of (a) voluntary and scheduled repayments of Consolidated Total Debt (excluding repayments of Revolving Loans or Swingline Loans except to the extent the Revolving Commitments are permanently reduced in connection with such repayments), (b) Consolidated Capital Expenditures (net of any sales of assets used to finance such expenditures), (c) Consolidated Cash Interest Expense, (d) the provision for current taxes based on income of Holdings and its Subsidiaries and payable in cash with respect to such period, (e) the cash portion of any payment of any Earn-Out Obligation made by the Borrower during such period, (f) any scheduled repayments under any Seller Subordinated Notes made by the Borrower made in Cash during such period, (g) the cash portion of any payment made with respect to a Permitted Acquisition completed during such period, and (h) the cash portion of any payments made during such period in connection with any repurchases of Holdings’ Capital Stock from deceased, disabled, terminated or retired employees permitted under Section 6.04(e).
“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of the amounts determined for Holdings and its Subsidiaries on a consolidated basis equal to (i) Consolidated Cash Interest Expense, (ii) scheduled payments of principal on Consolidated Total Debt, (iii) Consolidated Rental Payments, (iv) payments of Earn-Out Obligations required to be made by the Borrower or any of its Subsidiaries for such period, and (v) scheduled debt repayments required to be made by the Borrower or any of its Subsidiaries under the Seller Subordinated Notes for such period.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Holdings and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Holdings and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Agreements, but excluding, however, any amounts referred to in Section 2.14(a) payable on or before the Closing Date.
“Consolidated Net Income” means, for any period, (i) the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (ii) (a) the income (or loss) of any Person (other than a Subsidiary of Holdings) in which any other Person (other than Holdings or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Holdings or any of its Subsidiaries by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries or that Person’s assets are acquired by Holdings or any of its Subsidiaries, (c) the income of any Subsidiary of Holdings to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (d) any after tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, and (e) (to the extent not included in clauses (a) through (d) above) any net extraordinary gains or net extraordinary losses.
“Consolidated Rental Payments” means, for any period, the total rent expense (including, without limitation, under any agreement to rent or lease any real or personal property (exclusive of obligations under Capital Leases)) of Holdings and its Subsidiaries, determined on a consolidated basis for Holdings and its Subsidiaries in accordance with GAAP.
“Consolidated Senior Secured Debt” means, as at any date of determination, the aggregate amount of Consolidated Total Debt that is secured by a Lien on assets of Holdings or any of its Subsidiaries.
“Consolidated Total Debt” means, as at any date of determination, the sum of (i) the aggregate stated balance sheet amount of all Indebtedness of Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP and (ii) without duplication, the aggregate outstanding principal amount of all Permitted Subordinated Indebtedness and all Additional Permitted Subordinated Indebtedness.

“Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities.
“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.
“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit E delivered by a Credit Party pursuant to Section 5.10.
“Credit Contact” has the meaning given such term in Section 10.04(b)(ii)(D).
“Credit Date” means the date of a Credit Extension.
“Credit Document” means any of this Agreement, the Notes, if any, the Collateral Documents, any documents or certificates executed by the Borrower in favor of Issuing Bank relating to Letters of Credit, and all other documents, instruments or agreements executed and delivered by a Credit Party for the benefit of any Agent, Issuing Bank or any Lender in connection with this Agreement.
“Credit Extension” means the making of a Loan or the issuing of a Letter of Credit.
“Credit Parties” means the Borrower and the Guarantors.
“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with Holdings’ and its Subsidiaries’ operations and not for speculative purposes.
“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.
“Dollars” and the sign “$” mean the lawful money of the United States of America.
“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.
“Earn-Out Obligation” means, collectively, the Existing Earn-Out Obligations and any Additional Earn-Out Obligations.
“Eligible Assignee” means (i) a commercial bank having total assets in excess of $1,000,000,000; (ii) a finance company, insurance company or other financial institution or fund, in each case reasonably acceptable to the Administrative Agent, which in the ordinary course of business extends credit of the type contemplated herein and has total assets in excess of $200,000,000 and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 or Section 406 of ERISA; (iii) a Lender Affiliate of the assignor Lender and any Approved Fund; and (iv) any other financial institution satisfactory to the Administrative Agent; provided that in no event shall the Borrower or any of its Affiliates be an Eligible Assignee.
“Eligible Incremental Term Loan Lender” means (i) any Lender, any Affiliate of any Lender and any Approved Fund (any two or more Approved Funds being treated as a single Eligible Incremental Term Loan Lender for all purposes hereof), (ii) any finance company, insurance company or other financial institution or fund, in each case reasonably acceptable to the Administrative Agent, which in the ordinary course of business extends credit of the type contemplated herein and has total assets in excess of $200,000,000 and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 or Section 406 of ERISA and (iii) any other financial institution satisfactory to the Administrative Agent; provided that in no event shall the Borrower or any of its Affiliates be an Eligible Incremental Term Loan Lender.
“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates.
“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), laws (including common law), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Holdings or any of its Subsidiaries or any Facility.
“Environmental Liability” means any liability or obligation, whether accrued, contingent, determined, determinable or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Internal Revenue Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code. Any former ERISA Affiliate of Holdings or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Holdings or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Holdings or such Subsidiary and with respect to liabilities arising after such period for which Holdings or such Subsidiary could reasonably be expected to be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30 day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could reasonably be expected to give rise to the imposition on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“Event of Default” means each of the conditions or events set forth in Section 8.01.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.21(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.19(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.19(a).
“Existing Credit Agreement” has the meaning given such term in the recitals hereto.
“Existing Earn-Out Obligation” means the unsecured contingent liability of the Borrower or ARC Acquisition Corporation, as the case may be, owed to a seller as a portion of the purchase price under, and as set forth in, the acquisition agreements which are identified on Schedule 1.01(a) annexed hereto, as in effect on the Closing Date and as such agreements may thereafter be amended, restated, supplemented or otherwise modified from time to time to the extent permitted under Section 6.15.
“Existing Secured Hedging Obligations” has the meaning given such term in the Security Agreement.
“Existing Seller Subordinated Notes” means, collectively, the unsecured promissory notes identified on Schedule 1.01(b) annexed hereto, which promissory notes were issued by the Borrower or ARC Acquisition Corporation to a seller as a portion of the purchase price in connection with an acquisition consummated prior to the Closing Date, as such notes are in effect on the Closing Date and as such promissory notes may thereafter be amended, restated, supplemented or otherwise modified from time to time to the extent permitted under Section 6.15.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Holdings or any of its Subsidiaries or any of their respective predecessors or Affiliates.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of Holdings that such financial statements fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from normal year end audit adjustments.
“Financial Plan” has the meaning given such term in Section 5.01(h).
“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
“Fiscal Year” means the fiscal year of Holdings and its Subsidiaries ending on December 31st of each calendar year.
“Fixed Charge Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Adjusted EBITDAR for the four Fiscal Quarter period then ending minus the sum, without duplication, of the amounts for such period of (a) cash payments made in respect of Consolidated Capital Expenditures and (b) the provision for current taxes based on income of Holdings and its Subsidiaries and actually paid in cash with respect to such period, to (ii) Consolidated Fixed Charges for such four Fiscal Quarter period.

“Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of the Collateral Agent, for the benefit of the Lenders, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.
“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.03, United States generally accepted accounting principles in effect as of the date of determination thereof.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.
“Grantor” as defined in the Security Agreement.
“Guaranteed Obligations” has the meaning given such term in Section 7.01.
“Guarantor” means each of Holdings and each Domestic Subsidiary of Holdings (other than the Borrower) in existence on the Closing Date, and each Person that becomes a Guarantor after the Closing Date pursuant to Section 5.10.
“Guarantor Subsidiary” means each Guarantor other than Holdings.
“Guaranty” means the guaranty of each Guarantor set forth in Article 7.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any environmental law.

“Hazardous Materials Activity” means any past, current or proposed activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.
“Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement entered into with a Lender Counterparty in order to satisfy the requirements of this Agreement or otherwise in the ordinary course of Holdings’ or any of its Subsidiaries’ businesses and not for speculative purposes.
“Historical Financial Statements” means, as of the Closing Date, (i) the audited financial statements of Holdings and its Subsidiaries, for the immediately preceding three (3) Fiscal Years, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and comprehensive income and cash flows for such Fiscal Years and (ii) the unaudited financial statements of Holdings and its Subsidiaries as at the most recently ended Fiscal Quarter, consisting of a balance sheet and the related consolidated statements of income, changes in stockholders’ equity and cash flows, in each case certified by the chief financial officer of Holdings that they fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from normal year end audit adjustments.
“Holdings” means American Reprographics Company, a Delaware corporation.
“Increased Amount Date” has the meaning given such term in Section 2.22.
“Incremental Term Loan” has the meaning given such term in Section 2.22.
“Incremental Term Loan Commitments” has the meaning given such term in Section 2.22.
“Incremental Term Loan Lender” has the meaning given such term in Section 2.22.

“Indebtedness”, as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA and ordinary course trade payables); (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co making, discounting with recourse or sale with recourse by such Person of the obligation of another; (viii) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof (excluding ordinary course trade payables); (ix) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (ix), the primary purpose or intent thereof is as described in clause (viii) above; and (x) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including, without limitation, any Interest Rate Agreement and Currency Agreement, whether entered into for hedging or speculative purposes; provided that in no event shall obligations under any Interest Rate Agreement and any Currency Agreement be deemed “Indebtedness” for any purpose under Section 6.07.
“Indemnified Taxes” means Taxes other than Excluded Taxes.
“Indemnitee” as defined in Section 10.03(b).
“Initial Term Lender” means a Lender with an Initial Term Loan Commitment
“Initial Term Loan” means a Loan made by an Initial Term Lender to the Borrower pursuant to Section 2.01(a)(i).

“Initial Term Loan Commitment” means, (a) in the case of each Lender that is a Lender on the date hereof, the commitment of such Lender set forth opposite such Lender’s name on Appendix B as such Lender’s “Initial Term Loan Commitment” and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “Initial Term Loan Commitment” in the Assignment and Assumption pursuant to which such Lender assumed a portion of the Total Initial Term Loan Commitment. The aggregate amount of the Initial Term Loan Commitment of each Lender as of the Closing Date is $275,000,000.
“Installment” as defined in Section 2.10(a).
“Interest Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Adjusted EBITDAR for the four Fiscal Quarter period then ended, to (ii) the sum of the amounts for such period of (a) Consolidated Cash Interest Expense and (b) Consolidated Rental Payments.
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.
“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.
“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, twelve months) thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made, and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Holdings’ and its Subsidiaries’ operations and not for speculative purposes.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.
“Investment” means (i) any direct or indirect purchase or other acquisition by Holdings or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than a Guarantor Subsidiary); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Holdings from any Person (other than Holdings or any Guarantor Subsidiary), of any Capital Stock of such Person; and (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Holdings or any of its Subsidiaries to any other Person (other than Holdings or any Guarantor Subsidiary), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write ups, write downs or write offs with respect to such Investment.
“Issuing Bank” means JPMCB, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i), and one or more Lenders agreeing to act in such capacity, which other Lenders shall be reasonably satisfactory to the Borrower and the Administrative Agent. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
“Joinder Agreement” means an agreement substantially in the form of Exhibit J.
“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.
“JPMCB” means JPMorgan Chase Bank, N.A.

“Landlord Consent and Estoppel” means, with respect to any Leasehold Property, a letter, certificate or other instrument in writing from the lessor under the related lease, pursuant to which, among other things, the landlord consents to the granting of a Mortgage on such Leasehold Property by the Credit Party tenant, such Landlord Consent and Estoppel to be in form and substance acceptable to the Collateral Agent in its reasonable discretion, but in any event sufficient for the Collateral Agent to obtain a Title Policy with respect to such Mortgage.
“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
“Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of real property.
“Lenders” means each Person listed on the signature pages hereto as a Revolving Lender or as a Term Lender, and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or a Joinder Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. In addition, unless the context requires otherwise, the term “Lenders” also includes the Swingline Lender and the Issuing Bank.
“Lender Counterparty” means each Lender or any Affiliate of a Lender counterparty to a Hedge Agreement (including any Person who is a Lender (and any Affiliate thereof) as of the Closing Date, but subsequently, whether before or after entering into a Hedge Agreement, ceases to be a Lender).
“Letter of Credit” means any letter of credit issued pursuant to or outstanding under this Agreement.
“Letter of Credit Account” has the meaning set forth in Section 2.05(j).
“Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Total Debt as of such day to (ii) Consolidated Adjusted EBITDA for the four Fiscal Quarter period ending on such date.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”) from Reuters Screen LIBOR01 (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.
“Loan” means a Initial Term Loan, a Revolving Loan, a Swingline Loan and an Incremental Term Loan.
“Margin Stock” has the meaning given such term in Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Material Adverse Effect” means a material adverse effect on (i) the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings and its Subsidiaries taken as a whole; (ii) the ability of any Credit Party to fully and timely perform its Obligations; (iii) the legality, validity, binding effect or enforceability against a Credit Party of a Credit Document to which it is a party; or (iv) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under any Credit Document.
“Material Contract” means any contract or other arrangement to which Holdings or any of its Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.
“Material Real Estate Asset” means (i) (a) any fee owned Real Estate Asset having a fair market value in excess of $500,000 as of the date of the acquisition thereof and (b) all Leasehold Properties other than those with respect to which the aggregate payments under the term of the lease are less than $500,000 per annum or (ii) any Real Estate Asset that the Required Lenders have determined is material to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings or any Subsidiary thereof, including the Borrower.

“Maturity Date” means December 6, 2012.
“Maximum Liability” has the meaning given such term in Section 7.09.
“Minority Lenders” shall have the meaning given such term in Section 10.02(c).
“Moody’s” means Moody’s Investor Services, Inc.
“Mortgage” has the meaning given such term in the Security Agreement.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by Holdings or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale, including (a) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Holdings or any of its Subsidiaries in connection with such Asset Sale to the extent required by GAAP; provided that any such unutilized reserves shall constitute Net Asset Sale Proceeds at any time and to the extent that the maintenance of such reserves is no longer required by GAAP.
“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or proceeds received by Holdings or any of its Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of Holdings or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by Holdings or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Holdings or such Subsidiary in respect thereof, and (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income taxes payable as a result of any gain recognized in connection therewith.

“New Borrower” has the meaning given such term in Section 10.04(e).
“Non-Paying Guarantor” has the meaning given such term in Section 7.10.
“Note” has the meaning given such term in Section 2.09(e).
“Obligated Party” has the meaning given such term in Section 7.02.
“Obligations” means (i) all obligations of every nature of each Credit Party from time to time owed to the Agents, the Lenders or any of them (and Lender Counterparties), under any Credit Document or Hedge Agreement, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, payments for early termination of Hedge Agreements, fees, expenses, indemnification or otherwise and (ii) all Banking Services Obligations.
“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.
“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Participant” has the meaning given such term in Section 10.04(c).
“Paying Guarantor” has the meaning given such term in Section 7.10.
“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.
“Perfection Certificate” means a certificate in form satisfactory to the Collateral Agent attached as Exhibit E to the Security Agreement that provides information with respect to the personal or mixed property of each Credit Party.
“Permitted Acquisition” means any acquisition by Holdings or any of its wholly owned Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock of, or a business line or unit or a division of, any Person; provided that,
(i) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;
(ii) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;
(iii) in the case of the acquisition of Capital Stock, all of the Capital Stock (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired, or otherwise issued by such Person or any newly formed Subsidiary of the Borrower, in connection with such acquisition shall be owned 100% by (x) the Borrower or a Guarantor Subsidiary thereof or (y) a Subsidiary of Holdings that is incorporated or existing under the laws of Canada, and the Borrower or Holdings shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of the Borrower or Holdings, as applicable, each of the actions set forth in Sections 5.10 and/or 5.11, as applicable;
(iv) if the consideration to be delivered in connection with the proposed acquisition includes any deferred consideration payable to any seller, such as payment under a seller note, Additional Earn-Out Obligations, or extraordinary payments under consulting, employment or lease agreements with such seller or its Affiliates, such deferred consideration shall in all cases be expressly subordinated to payment of the Obligations pursuant to an Additional Seller Subordinated Note or a subordination agreement substantially in the form of Exhibit H (or an agreement containing substantially similar terms), except as otherwise provided in this Agreement;

(v) Holdings and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.07 on a pro forma basis after giving effect to such acquisition as of the last day of the Fiscal Quarter most recently ended (as determined in accordance with Section 6.07(f));
(vi) the Borrower shall have delivered to the Administrative Agent at least 5 Business Days prior to such proposed acquisition, (x) a Compliance Certificate evidencing compliance with Section 6.07 as required under clause (v) above, together with all relevant financial information with respect to such acquired assets, including, without limitation, the aggregate consideration for such acquisition and any other information required to demonstrate compliance with Section 6.07; provided, however, that the Borrower shall not be required to deliver a Compliance Certificate with respect to any proposed acquisition the aggregate consideration for which is less than $10,000,000, and (z) copies of the definitive documentation relating to such proposed acquisition, unless the aggregate consideration to be delivered in connection with the proposed acquisition is less than $10,000,000; and
(vii) any Person or assets or division as acquired in accordance herewith (y) shall be in the same or a similar or related business or lines of business in which the Borrower and/or its Subsidiaries are permitted to be engaged pursuant to Section 6.12 and (z) if the aggregate consideration to be paid in connection with the proposed acquisition is greater than or equal to $10,000,000, shall have generated positive Consolidated Adjusted EBITDA (after allowing for pro forma adjustments as may be permitted in Section 6.07(f)) for the most recently completed four-Fiscal Quarter period prior to the date of such acquisition.
“Permitted Liens” means each of the Liens permitted pursuant to Section 6.02.
“Permitted Sale-Leasebacks” as defined in Section 6.10.
“Permitted Subordinated Debt Redemption” means any redemption, purchase, retirement or defeasance (including in substance or legal defeasance) of Permitted Subordinated Indebtedness that is made with the net Cash proceeds of a substantially simultaneous issuance of any common stock of Holdings.

“Permitted Subordinated Indebtedness” means Indebtedness of Holdings that is expressly subordinate and junior to the payment and performance in full of all the Obligations on terms and conditions, taken as a whole, not materially less favorable to the Lenders than those contained in Exhibit I; provided that (a) the terms of such Indebtedness do not provide for any repayment, mandatory redemption, sinking fund obligation or other payment prior to the date that is 91 days after the Maturity Date, or, if later, the final maturity of any Incremental Term Loans, other than, in each case, (i) solely at the option of Holdings and (ii) mandatory payments (X) in respect of the conversion thereof or (Y) upon the occurrence of an event or circumstance that constitutes a “fundamental change” or “change of control” (or any similar term) under the documents governing such Indebtedness, in each case on market terms on the date of issuance, (b) the covenants, events of default and other terms of such Indebtedness, taken as a whole, (i) are market terms on the date of issuance, (ii) are not more restrictive on Holdings and its Subsidiaries than the terms of the Credit Documents, (iii) do not require the maintenance or achievement of any financial performance standards other than as a condition to taking specified actions and (iv) the interest rate applicable to such Indebtedness does not exceed 5% per annum, (c) no Subsidiary of Holdings other than the Borrower is an obligor in respect of such Indebtedness, (d) such Indebtedness is incurred on or before June 30, 2008 and (e) the aggregate outstanding principal amount of such Indebtedness does not exceed $200,000,000 at any time.
“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.
“Phase I Report” means, with respect to any Facility, a report that (i) conforms to the ASTM International Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process, E 1527-05, or any successor standard thereto, and (ii) was conducted no more than six months prior to the date such report is required to be delivered hereunder by one or more environmental consulting firms reasonably satisfactory to the Administrative Agent.
“Pricing Schedule” means the pricing schedule attached hereto as Appendix A so denominated.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office located in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Rata Share” has the meaning given such term in Section 7.10.
“Projections” as defined in Section 4.08.
“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.
“Record Document” means, with respect to any Leasehold Property, (i) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (ii) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to the Collateral Agent.
“Recorded Leasehold Interest” means a Leasehold Property with respect to which a Record Document has been recorded in all places necessary or desirable, in the Administrative Agent’s reasonable judgment, to give constructive notice of such Leasehold Property to third party purchasers and encumbrances of the affected real property.
“Reference Time” has the meaning given such term in the definition of “Available Amount”.
“Register” has the meaning given such term in Section 10.04(b).
“Related Agreements” means, collectively, the Borrower Operating Agreement and any document pursuant to which any Subordinated Indebtedness is issued or otherwise incurred.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material).
“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures, outstanding Term Loans and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures, outstanding Term Loans and unused Commitments at such time.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any Capital Stock of Holdings or the Borrower now or hereafter outstanding, except a dividend payable solely in shares of that class of Capital Stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of Holdings or the Borrower now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of Holdings or the Borrower now or hereafter outstanding, (iv) any payment or prepayment (other than a payment or prepayment solely in the form of common stock of Holdings) of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness and (v) any payment (other than a payment solely in the form of common stock of Holdings) in respect of the conversion of any Permitted Subordinated Indebtedness or any Additional Permitted Subordinated Indebtedness.
“Revolving Availability Period” means the period from and including the Closing Date to but excluding the Maturity Date (or, if earlier, the date on which all outstanding Revolving Commitments terminate).
“Revolving Borrowing” mean a borrowing of Revolving Loans.
“Revolving Commitment” means, with respect to each Lender, such Lender’s commitment to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit and Swingline Loans hereunder, as such amounts may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The amount of each Lender’s Revolving Commitment as of the date hereof is set forth opposite such Lender’s name on Appendix B as such Lender’s “Revolving Commitment”.
“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.
“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with a Revolving Credit Exposure.
“Revolving Loan” means a Loan made by a Lender to the Borrower pursuant to Section 2.01(a)(ii).

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.
“Sale-Leaseback” has the meaning given such term in Section 6.10.
“Sanctioned Entity” means (i) a country or a government of a country, (ii) an agency of the government of a country, (iii) an organization directly or indirectly controlled by a country or its government, (iv) a person or entity resident in or determined to be resident in a country, that is subject to a country sanctions program administered and enforced by OFAC described or referenced at http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.
“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC available at or through http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.
“Secured Parties” means, collectively, (a) the Lenders, (b) the Issuing Bank, (c) the Swingline Lender, (d) the Administrative Agent, (e) the Collateral Agent, (f) each Lender Counterparty, (g) each party providing Banking Services to any Credit Party, (h) the beneficiaries of each indemnification obligation undertaken by any Credit Party under the Credit Documents and (i) the counterparty to the Existing Secured Hedging Obligations.
“Securities” means any stock, shares, partnership interests, membership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
“Security Agreement” means the Security Agreement to be executed by the Borrower and each Guarantor substantially in the form of Exhibit F.
“Seller Subordinated Notes” means, collectively, the Existing Seller Subordinated Notes and any Additional Seller Subordinated Notes.
“Senior Secured Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Senior Secured Debt as of such day to (ii) Consolidated Adjusted EBITDA for the four Fiscal Quarter period ending on such date.

“Solvent” means, with respect to any Credit Party, that as of the date of determination, both (i) (a) the sum of such Credit Party’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Credit Party’s present assets; (b) such Credit Party’s capital is not unreasonably small in relation to its business or any transaction contemplated or undertaken after the Closing Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No.5).
“Statutory Reserve Rate” means, with respect to the Adjusted LIBO Rate, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subject Transaction” as defined in Section 6.07(f).
“Subordinated Indebtedness” means (i) Indebtedness of the Borrower or any of its Subsidiaries under any Seller Subordinated Notes and under any Earn-Out Obligations and (ii) Permitted Subordinated Indebtedness and Additional Permitted Subordinated Indebtedness.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.
“Swingline Lender” means JPMCB in its capacity as Swingline Lender hereunder, together with its permitted successors and assigns in such capacity.
“Swingline Loan” means a Loan made by Swingline Lender to the Borrower pursuant to Section 2.04.
“Syndication Agent” means Wachovia Bank, National Association.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
“Term Lender” means a Lender with a Term Loan Commitment or an outstanding Term Loan.
“Term Loan” means an Initial Term Loan or an Incremental Term Loan.
“Term Loan Commitment” means an Initial Term Loan Commitment or an Incremental Term Loan Commitment.
“Title Policy” as defined in Section 3.01(i).
“Total Revolving Commitments” means the Revolving Commitments of all Lenders in the aggregate. The Total Revolving Commitments as of the Closing Date is $75,000,000.
“Total Revolving Credit Exposure” means, as at any date of determination, the aggregate amount of each Revolving Lender’s Revolving Credit Exposure.

“Transactions” means the execution, delivery and performance by the Borrower and each Guarantor of this Agreement, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.
“Unused Revolving Commitment” means, with respect to each Lender, the amount by which such Lender’s Revolving Commitment exceeds the sum of (i) such Lenders’ Revolving Loans and (ii) such Lender’s LC Exposure.
“Upcoming ECF Payment Date” has the meaning given such term in the definition of “Available Amount”.
Section 1.02. Classification Of Borrowings and Loans. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Interest Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Interest Type (e.g., a “Eurodollar Borrowing”) or by Class and Interest Type (e.g., a “Eurodollar Revolving Borrowing”).
Section 1.03. Accounting Terms. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Financial statements and other information required to be delivered by Holdings to Lenders pursuant to Sections 5.01(a) and 5.01(b) shall be prepared in accordance with GAAP (and delivered together with the reconciliation statements provided for in Section 5.01(d), if applicable).

Section 1.04. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
ARTICLE 2
The Credits
Section 2.01. Revolving and Term Loan Commitments. (a) Subject to the terms and conditions set forth herein:
(i) each Term Lender listed on Appendix B hereto agrees to make an Initial Term Loan to the Borrower on the Closing Date in a principal amount not exceeding its Term Loan Commitment; and
(ii) each Revolving Lender agrees to make Revolving Loans to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not at any time result in such Lender’s Revolving Credit Exposure exceeding its Revolving Commitment.
Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid in respect of Term Loans may not be reborrowed.
Section 2.02. Revolving and Term Loans. (a) Each Revolving Loan and Term Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class, as the Borrower may request (subject to Section 2.16) in accordance herewith. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.16, each Revolving Loan shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $2,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of eight Eurodollar Revolving Borrowings outstanding.
(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
Section 2.03. Requests To Borrow Revolving Or Term Loans. To request a Revolving Borrowing or Term Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that any such notice of a ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic borrowing request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request.

Each such telephonic borrowing request and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i) whether the requested Borrowing is to be a Revolving Borrowing or Term Borrowing;
(ii) the aggregate amount of the requested Borrowing;
(iii) the date of such Borrowing, which shall be a Business Day;
(iv) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
(v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.
If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
Section 2.04. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $10,000,000 or (ii) the sum of the total Revolving Credit Exposures exceeding the Total Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.
(b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Revolving Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Revolving Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Revolving Loans made by such Revolving Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

Section 2.05. Letters Of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $10,000,000 and (ii) the total Revolving Credit Exposures shall not exceed the Total Revolving Commitments.
(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

(d) By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than $500,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Revolving Loans made by such Revolving Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Revolving Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Revolving Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.
(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.15(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment.
(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.14(c). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders (the “Letter of Credit Account”), an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default described in Sections 8.01(f) or 8.01(g). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Letter of Credit Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the Letter of Credit Account. Moneys in the Letter of Credit Account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.
Section 2.06. Funding Of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
Section 2.07. Interest Elections. (a) Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.
(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i) the Borrowing to which such Interest Election applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii) the effective date of the election made pursuant to such Interest Election, which shall be a Business Day;
(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
(iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the relevant Class of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.08. Termination And Reduction Of Commitments. (a) Unless previously terminated, (i) the Initial Term Loan Commitments shall terminate on the Closing Date immediately after the closing hereunder and (ii) the Revolving Commitments will terminate on the Maturity Date.
(b) The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) the amount of each reduction of the Revolving Commitments shall be an integral multiple of $500,000 and not less than $2,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect thereto and to any concurrent prepayment of Revolving Loans pursuant to Sections 2.10, 2.11 and 2.12, the total Revolving Credit Exposures would exceed the Total Revolving Commitments.
(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.
Section 2.09. Repayment Of Loans; Evidence Of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender then unpaid principal amount of each Revolving Loan on the Maturity Date, (ii) to the Administrative Agent for the account of each Term Lender then unpaid principal amount of each Term Loan on the Maturity Date and (iii) to the Swingline Lender then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.
(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender of each Class hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
(e) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent (each, a “Note”). Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more Notes in such form payable to the order of the payee named therein (or, if such Note is a registered note, to such payee and its registered assigns).
Section 2.10. Scheduled Repayment Of Term Loans. (a) The principal amounts of the Initial Term Loans shall be repaid in consecutive quarterly installments (each, an “Installment”) in the aggregate amounts set forth below (as adjusted pursuant to Section 2.10(b)), together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment, on the last day of each Fiscal Quarter commencing March 31, 2008:

Fiscal Quarter	Term Loan Installments
March 31, 2008	$3,437,500
June 30, 2008	3,437,500
September 30, 2008	3,437,500
December 31, 2008	3,437,500
March 31, 2009	5,156,250
June 30, 2009	5,156,250
September 30, 2009	5,156,250
December 31, 2009	5,156,250
March 31, 2010	13,750,000
June 30, 2010	13,750,000
September 30, 2010	13,750,000
December 31, 2010	13,750,000
March 31, 2011	17,187,500
June 30, 2011	17,187,500
September 30, 2011	17,187,500
December 31, 2011	17,187,500
March 31, 2012	29,218,750
June 30, 2012	29,218,750
September 30, 2012	29,218,750
December 31, 2012	29,218,750

(b) The Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Initial Term Loans, as the case may be, in accordance with Sections 2.11, 2.12 and 2.13, as applicable; and the Initial Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Maturity Date.
Section 2.11. Optional Prepayment Of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.
(b) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.15. Any prepayment of a Eurodollar Borrowing pursuant to this paragraph other than on the last day of an Interest Period applicable thereto shall be subject to payment of the amounts described in Section 2.18.

Section 2.12. Mandatory Prepayments and Commitment Reductions.
(a) Asset Sales. No later than three (3) Business Days following the date of receipt by Holdings or any of its Subsidiaries of any Net Asset Sale Proceeds (excluding any Net Asset Sale Proceeds received in connection with the sale or disposition of inventory or used equipment in the ordinary course of business), the Borrower shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.13(b) in an aggregate amount equal to such Net Asset Sale Proceeds; provided that, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower shall have the option, directly or through one or more of its Subsidiaries, to invest Net Asset Sale Proceeds in long term productive assets of the general type used in the business of the Borrower and its Subsidiaries that are reinvested or identified for reinvestment within one hundred eighty days of receipt thereof and subsequently reinvested within two hundred seventy days of receipt thereof; provided further that, pending any such investment, all such Net Asset Sale Proceeds shall be applied to prepay Revolving Loans to the extent outstanding (without a reduction in the Total Revolving Commitments).
(b) Insurance/Condemnation Proceeds. No later than three (3) Business Days following the date of receipt by Holdings or any of its Subsidiaries, or the Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds, the Borrower shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.13(b) in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided that, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower shall have the option, directly or through one or more of its Subsidiaries to invest such Net Insurance/Condemnation Proceeds in long term productive assets of the general type used in the business of the Borrower and its Subsidiaries that are reinvested or identified for reinvestment within one hundred eighty days of receipt thereof and subsequently reinvested within two hundred seventy days of receipt thereof, which investment may include the repair, restoration or replacement of the applicable assets thereof; provided further that, pending any such investment, all such Net Insurance/Condemnation Proceeds, as the case may be, shall be applied to prepay Revolving Loans to the extent outstanding (without a reduction in Revolving Commitments).
(c) Issuance of Equity Securities. No later than three (3) Business Days following the date of receipt by Holdings of any Cash proceeds from a capital contribution to, or the issuance of any Capital Stock of, Holdings or any of its Subsidiaries (other than (i) pursuant to any employee stock or stock option compensation plan or a Permitted Acquisition or warrants or options in existence as of the Closing Date and (ii) to the extent such Cash proceeds have been (or, substantially concurrently with the receipt thereof, will be) applied to effect a Permitted Subordinated Debt Redemption pursuant to Section 6.04(h)), the Borrower shall prepay the Loans in an aggregate amount equal to 50% of such net proceeds (net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses); provided, during any period in which the Senior Secured Leverage Ratio (determined for any such period by reference to the most recent Compliance Certificate delivered pursuant to Section 5.01(c) calculating the Senior Secured Leverage Ratio) shall be 2.50:1.00 or less, the Borrower shall only be required to make the prepayments and/or reductions otherwise required hereby in an amount equal to 25% of such net proceeds.

(d) Issuance of Debt. No later than three (3) Business Days following the date of receipt by Holdings or any of its Subsidiaries of any Cash proceeds from the incurrence of any Indebtedness of Holdings or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.01), the Borrower shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.13(b) in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.
(e) Consolidated Excess Cash Flow. In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year, the Borrower shall, no later than the earlier of (i) one hundred twenty (120) days after the end of such Fiscal Year or (ii) the date of filing of Holding’s or the Borrower’s required public filings, prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.13(b) in an aggregate amount equal to 50% of such Consolidated Excess Cash Flow; provided, during any period in which the Senior Secured Leverage Ratio (determined for any such period by reference to the most recent Compliance Certificate delivered pursuant to Section 5.01(c) calculating the Senior Secured Leverage Ratio) shall be 2.50:1.00 or less, the Borrower shall only be required to make the prepayments and/or reductions otherwise required hereby in an amount equal to 25% of such net proceeds.
(f) Revolving Loans and Swingline Loans. The Borrower shall from time to time prepay first, the Swingline Loans, and second, the Revolving Loans to the extent necessary so that the total Revolving Credit Exposure of all Revolving Lenders shall not at any time exceed the Total Revolving Commitments then in effect.
(g) Prepayments Under Subordinated Indebtedness. In addition to any of the prepayments required pursuant to the foregoing provisions of this Section 2.12, the Borrower shall prepay the Loans (without permanently reducing the Total Revolving Commitments unless so required to effect the purposes of this Section 2.12(g)) in amounts and on dates so as to minimize or eliminate any mandatory prepayment (prior to the scheduled maturity of any Subordinated Indebtedness) otherwise required pursuant to the terms of any Subordinated Indebtedness if and to the extent such other prepayment can be eliminated or minimized as a result of a prepayment pursuant to this Section 2.12(g).

(h) Prepayment Certificate. Concurrently with any prepayment of the Loans and/or reduction of the Revolving Commitments pursuant to Sections 2.12(a) through 2.12(e), the Borrower shall deliver to the Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds or Consolidated Excess Cash Flow, as the case may be. In the event that the Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, the Borrower shall promptly make an additional prepayment of the Loans and/or the Revolving Commitments shall be permanently reduced in an amount equal to such excess, and the Borrower shall concurrently therewith deliver to the Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess. Each such certificate shall specify the prepayment date, the Class and Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid determined in accordance with Section 2.13(b) and Section 2.13(d). All prepayments under this Section 2.12 shall be subject to Section 2.18, but shall otherwise be without premium or penalty, and shall, to the extent required by Section 2.15, be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.
Section 2.13. Application of Prepayments/Reductions.
(a) Application of Voluntary Prepayments by Class of Loans. Any prepayment of any Loan pursuant to Section 2.11 shall be applied as specified by the Borrower in the applicable notice of prepayment; provided, in the event the Borrower fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied as follows:
first, to repay outstanding Swingline Loans to the full extent thereof;
second, to repay outstanding Revolving Loans to the full extent thereof; and
third, to prepay the Term Loans.
Any prepayment of any Term Loan pursuant to Section 2.11 shall be further applied on a pro rata basis to reduce the remaining scheduled Installments of principal on such Term Loan.

(b) Application of Mandatory Prepayments by Class of Loans. Any amount required to be paid pursuant to Sections 2.12(a) through 2.12(e) and 2.12(g) shall be applied as follows:
first, to prepay Term Loans pro rata across the remaining scheduled Installments of principal of the Term Loans;
second, to prepay the Swingline Loans to the full extent thereof and to permanently reduce the Revolving Commitments by the amount of such prepayment;
third, to prepay the Revolving Loans to the full extent thereof and to further permanently reduce the Revolving Commitments by the amount of such prepayment;
fourth, to prepay outstanding reimbursement obligations with respect to Letters of Credit and to further permanently reduce the Revolving Loan Commitments by the amount of such prepayment;
fifth, to cash collateralize Letters of Credit (as described in Section 2.13(c)) and to further permanently reduce the Revolving Loan Commitments by the amount of such cash collateralization; and
sixth, to further permanently reduce the Revolving Commitments to the full extent thereof.
(c) If, after giving effect to the prepayment in full of the Revolving Loans and Swingline Loans pursuant to Section 2.13(b), the LC Exposure plus any accrued and unpaid interest thereon in excess of the amount of cash held in the Letter of Credit Account exceeds the Total Revolving Commitments, the Borrower shall deposit into the Letter of Credit Account an amount equal to the amount by which the aggregate LC Exposure plus any accrued and unpaid interest thereon in excess of the amount of cash held in the Letter of Credit Account so exceeds the Total Revolving Commitments. The provisions of Section 2.05(j) shall apply, mutatis mutandis, to all amounts deposited into the Letter of Credit Account pursuant to this Section 2.13(c).
(d) Application of Prepayments by Type of Loans. Considering each Class of Loans being prepaid separately, any prepayment thereof shall be applied first to ABR Loans to the full extent thereof before application to Eurodollar Loans, in each case in a manner which minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.18.

Section 2.14. Fees. (a) The Borrower agrees to pay to the Administrative Agent, for the respective accounts of the Administrative Agent, the Arrangers and the Lenders, such fees as have been separately agreed among the parties, at such times as have been agreed.
(b) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily Unused Revolving Commitment of such Lender during the period from and including the Closing Date to but excluding the date on which such Revolving Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Total Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(c) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.25% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

Section 2.15. Interest. (a) Except as otherwise set forth herein, the Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.
(b) Except as otherwise set forth herein, the Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided hereunder (or in the applicable Joinder Agreement, if any) or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section (or in the applicable Joinder Agreement, if any).
(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f) In the event that any financial statement or Compliance Certificate delivered pursuant to Sections 5.01(a), 5.01(b) or 5.01(c) is inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, then (i) the Borrower shall immediately deliver to the Administrative Agent a corrected financial statement and a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Rate shall be determined based on the corrected Compliance Certificate for such Applicable Period, and (iii) the Borrower shall immediately pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with this Agreement. This Section 2.15(f) shall not limit the rights of the Administrative Agent or the Lenders with respect to Section 2.15(c) and Article 8.
Section 2.16. Alternate Rate Of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or
(b) Lenders whose Loans to be included in such Borrowing aggregate more than 50% thereof advise the Administrative Agent that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining such Loans (or Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.
Section 2.17. Increased Costs. (a) If any Change in Law shall:
(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.18. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.21, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
Section 2.19. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.
(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.
(f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.19, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.19 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

Section 2.20. Payments Generally; Pro Rata Treatment; Sharing Of Set-offs. (a) The Borrower (or the applicable Guarantor) shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 2.17, 2.18, 2.19, 7.08, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.17, 2.18, 2.19 and 10.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.
(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest, fees and expenses then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal of the Loans and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
(c) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans of a Class or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans of such Class and participations in LC Disbursements and Swingline Loans (if applicable) and accrued interest thereon than the proportion received by any other Lender holding Loans of such Class, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of such Class and participations in LC Disbursements and Swingline Loans (if applicable) of other Lenders holding Loans of such Class to the extent necessary so that the benefit of all such payments shall be shared by the Lenders holding Loans of such Class ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of such Class and participations in LC Disbursements and Swingline Loans (if applicable);

provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e) If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.04(c), 2.05(d), 2.05(e), 2.06(b), 2.20(d) or 10.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.21. Mitigation Obligations; Replacement Of Lenders. (a) If any Lender requests compensation under Section 2.17, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.19, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.17 or Section 2.19, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b) If any Lender requests compensation under Section 2.17, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.19, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.17 or payments required to be made pursuant to Section 2.19, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.22. Incremental Facilities. The Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more new term loan commitments (the “Incremental Term Loan Commitments”) by an amount not less than $5,000,000 individually and integral multiples of $1,000,000 in excess of that amount. Each such notice shall specify (A) the date (each, an “Increased Amount Date”) on which the Borrower proposes that the Incremental Term Loan Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent and (B) the identity of each Lender or other Person that is an Eligible Incremental Term Loan Lender (each a “Incremental Term Loan Lender”) to whom the Borrower proposes any portion of such Incremental Term Loan Commitments be allocated and the amounts of such allocations; provided that any Lender approached to provide all or a portion of the Incremental Term Loan Commitments may elect or decline, in its sole discretion, to provide a Incremental Term Loan Commitment. Such Incremental Term Loan Commitments shall become effective, as of such Increased Amount Date; provided that (1) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such Incremental Term Loan Commitments; (2) both before and after giving effect to the making of any Incremental Term Loans, each of the conditions set forth in Section 3.02 shall be satisfied; (3) the Senior Secured Leverage Ratio on a pro forma basis after giving effect to such Incremental Term Loan Commitments as of the last day of the most recently ended Fiscal Quarter shall be less than 2.50:1.00; (4) the Incremental Term Loan Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower and the Administrative Agent, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 2.19(e) (in the case of a Incremental Term Loan Lender that is a Foreign Lender); and (5) the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction.
On any Increased Amount Date on which any Incremental Term Loan Commitments are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each Incremental Term Loan Lender shall make a Loan to the Borrower (a “Incremental Term Loan”) in an amount equal to its Incremental Term Loan Commitment, and (ii) each Incremental Term Loan Lender shall become a Term Lender hereunder with respect to the Incremental Term Loan Commitment and the Incremental Term Loans made pursuant thereto.
The Administrative Agent shall notify Lenders promptly upon receipt of the Borrower’s notice of each Increased Amount Date and in respect thereof of Incremental Term Loan Commitments and the Incremental Term Loan Lenders, subject to the assignments contemplated by this Section.

The terms and provisions of the Incremental Term Loans and Incremental Term Loan Commitments shall be, except as otherwise set forth herein or in the Joinder Agreement, identical to the Initial Term Loans. In any event (i) the weighted average life to maturity of all Incremental Term Loans shall be no shorter than the weighted average life to maturity of the Initial Term Loans, (ii) the applicable Incremental Term Loan Maturity Date shall be no shorter than the final maturity of the Initial Term Loans and (iii) the rate of interest applicable to the Incremental Term Loans shall be determined by the Borrower and the applicable new Lenders and shall be set forth in each applicable Joinder Agreement; provided however that the interest rate applicable to the Incremental Term Loans shall not be greater than the interest rate applicable to Initial Term Loans plus 0.25% per annum unless the applicable interest rate applicable to the Initial Term Loans is increased so as to equal the interest rate applicable to the Incremental Term Loans less 0.25% per annum (with corresponding increases to the other Applicable Rates applicable to the Term Loans). Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.22.
ARTICLE 3
Conditions Precedent
Section 3.01. Closing Date. The obligation of any Lender to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.02, of the following conditions on or before the Closing Date:
(a) Credit Documents. The Administrative Agent shall have received sufficient copies of each Credit Document in a form satisfactory to the Administrative Agent originally executed and delivered by each applicable Credit Party for each Lender.
(b) Organizational Documents; Incumbency. The Administrative Agent shall have received (i) copies of each Organizational Document executed and delivered by each Credit Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Credit Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of each of (A) Holdings’, (B) the Borrower’s and (C) each other Credit Party’s jurisdiction of incorporation, organization or formation, each dated a recent date prior to the Closing Date; and (v) such other documents as the Administrative Agent may reasonably request.

(c) Organizational and Capital Structure. The organizational structure and capitalization of Holdings and its Subsidiaries shall be as set forth on Schedule 3.01(c).
(d) Related Agreements. There shall be no defaults or events of default (as may be defined in the applicable Related Agreement) under any Related Agreements and each Related Agreement shall be in full force and effect.
(e) Existing Credit Agreement. The Administrative Agent shall be satisfied that all amounts due or outstanding in respect of the Existing Credit Agreement shall have been (or substantially simultaneously with the Closing Date shall be) paid in full, all commitments in respect thereof terminated and all guarantees therefor and collateral with respect thereto discharged and released.
(f) Other Existing Indebtedness. On the Closing Date, Holdings and its Subsidiaries shall have delivered to the Administrative Agent (A) a fully executed or conformed copy of each document evidencing the Existing Seller Subordinated Notes and the Existing Earn-Out Obligations, (B) a certificate from an Authorized Officer of each applicable Credit Party, in form and substance satisfactory to the Administrative Agent, with respect thereto and (C) a schedule setting forth all Indebtedness of Holdings and its Subsidiaries to be outstanding on the Closing Date (except that Indebtedness in respect of Capital Leases shall be as of October 31, 2007) (after giving effect to the Borrowings to be made hereunder on the Closing Date and the application of the proceeds therefrom), certified as of the Closing Date by a financial officer of Holdings as being true and complete in all material respects.
(g) Governmental Authorizations and Consents. Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Credit Documents and the Related Agreements and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Administrative Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents or the Related Agreements or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.
(h) Financial Statements. The Administrative Agent shall have received (i) the audited consolidated financial statements of Holdings and its Subsidiaries for the immediately preceding three (3) Fiscal Years ended prior to the Closing Date and (ii) the unaudited interim consolidated financial statements of Holdings and its Subsidiaries for each Fiscal Quarter ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available.

(i) Real Estate Assets. In order to create in favor of the Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected first priority security interest in certain Real Estate Assets, the Collateral Agent shall have received from the Borrower and each applicable Guarantor:
(i) fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each Real Estate Asset listed in Schedule 3.01(i) (each, a “Closing Date Mortgaged Property");
(ii) an opinion of counsel (which counsel shall be reasonably satisfactory to the Collateral Agent) in each state in which a Closing Date Mortgaged Property is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other matters as the Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Collateral Agent;
(iii) in the case of each Leasehold Property, if any, that is a Closing Date Mortgaged Property, (A) a Landlord Consent and Estoppel and (B) evidence that such Leasehold Property is a Recorded Leasehold Interest;
(iv) (A) ALTA mortgagee title insurance policies or unconditional commitments therefore issued by one or more title companies reasonably satisfactory to the Collateral Agent with respect to each Closing Date Mortgaged Property or such title endorsements and/or updates to the title insurance policies for any Closing Date Mortgaged Property previously delivered to the Collateral Agent on the Closing Date, as may be reasonably required by the Collateral Agent (each, a “Title Policy”), evidencing title insurance coverage in amounts not less than the fair market value of each Closing Date Mortgaged Property, together with a title report issued by a title company with respect thereto, dated not more than thirty days prior to the Closing Date and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to the Collateral Agent and (B) evidence satisfactory to the Collateral Agent that such Credit Party has paid to the title company or to the appropriate Governmental Authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each Closing Date Mortgaged Property in the appropriate real estate records; and

(v) evidence of flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, in form and substance reasonably satisfactory to the Collateral Agent.
(j) Personal Property Collateral. In order to create in favor of the Collateral Agent, for the benefit of Secured Parties, a valid, perfected first priority security interest in the personal property Collateral, the Collateral Agent shall have received:
(i) evidence satisfactory to the Collateral Agent of the compliance by each Credit Party of its obligations under the Security Agreement and the other Collateral Documents (including, without limitation, their obligations to execute and deliver UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein);
(ii) A completed Perfection Certificate dated the Closing Date and executed by an Authorized Officer of each Credit Party, together with all attachments contemplated thereby, including (A) the results of a recent search, by a Person satisfactory to the Collateral Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of any Credit Party in the jurisdictions specified in the Perfection Certificate, together with copies of all such filings disclosed by such search, and (B) UCC termination statements (or similar documents) duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search (other than any such financing statements in respect of Permitted Liens);
(iii) opinions of counsel (which counsel shall be reasonably satisfactory to the Collateral Agent) with respect to the creation and perfection of the security interests in favor of the Collateral Agent in such Collateral and such other matters governed by the laws of each jurisdiction in which any Credit Party or any personal property Collateral is located as the Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Collateral Agent; and

(iv) evidence that each Credit Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including, without limitation, any intercompany notes evidencing Indebtedness permitted to be incurred pursuant to Section 6.01(b)) and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by the Collateral Agent.
(k) Evidence of Insurance. The Collateral Agent shall have received a certificate from the Borrower’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.05 is in full force and effect and that the Collateral Agent, for the benefit of the Lenders, has been named as additional insured and loss payee thereunder to the extent required under Section 5.05.
(l) Opinions of Counsel to Credit Parties. Lenders and their respective counsel shall have received originally executed copies of the favorable written opinions of those counsel for Credit Parties set forth in Schedule 3.01(l), in the form of Exhibit B and as to such other matters as the Administrative Agent may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to the Administrative Agent (and each Credit Party hereby instructs such counsel to deliver such opinions to the Administrative Agent, the Collateral Agent and the Lenders).
(m) Fees and Expenses. The Borrower shall have paid to the Arrangers and the Administrative Agent the fees payable on the Closing Date referred to in Section 2.14(a).
(n) Closing Date Certificate. Holdings and the Borrower shall have delivered to the Administrative Agent an originally executed Closing Date Certificate, together with all attachments thereto.
(o) No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of the Administrative Agent, singly or in the aggregate, materially impairs any of transactions contemplated by the Credit Documents or the Related Agreements, or that could reasonably be expected to have a Material Adverse Effect.
(p) Completion of Proceedings. All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by the Administrative Agent and its counsel shall be satisfactory in form and substance to the Administrative Agent and such counsel, and the Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as the Administrative Agent may reasonably request.

Each Lender, by delivering its signature page to this Agreement and funding a Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document on the Closing Date.
Section 3.02. Conditions to Each Credit Extension. The obligation of each Lender to make any Loan, or Issuing Bank to issue, amend, renew or extend any Letter of Credit, on any Credit Date, including the Closing Date, are subject to the satisfaction, or waiver in accordance with Section 10.02, of the following conditions precedent:
(a) the Administrative Agent shall have received a fully executed and delivered Borrowing Request or request for issuance of a Letter of Credit, as the case may be;
(b) after making the Credit Extensions requested on such Credit Date, the Total Revolving Credit Exposure shall not exceed the Total Revolving Commitments then in effect;
(c) as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date;
(d) as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default;
(e) on or before the date of issuance of any Letter of Credit, the Administrative Agent shall have received such other documents or information as Issuing Bank may reasonably require in connection with the issuance of such Letter of Credit; and
(f) as of such Credit Date, the Leverage Ratio determined as of such date after giving effect to the contemplated Credit Extension shall not exceed the maximum Leverage Ratio permitted as of the last day of the immediately preceding Fiscal Quarter pursuant to Section 6.07(c).

The Administrative Agent shall be entitled, but not obligated to, request and receive, prior to the making of any Credit Extension, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the good faith judgment of the Administrative Agent such request is warranted under the circumstances.
ARTICLE 4
Representations and Warranties
In order to induce Lenders and Issuing Bank to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants to each Lender and Issuing Bank, on the Closing Date and on each Credit Date, that the following statements are true and correct:
Section 4.01. Organization; Requisite Power and Authority; Qualification. Each of Holdings and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect. Schedule 4.01 correctly identifies the jurisdiction of organization of each of Holdings and each of its Subsidiaries as of the date hereof.
Section 4.02. Capital Stock and Ownership. The Capital Stock of each of Holdings and its Subsidiaries has been duly authorized and validly issued and is fully paid and non assessable. Except as set forth on Schedule 4.02, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which Holdings or any of its Subsidiaries is a party requiring, and there is no Capital Stock of Holdings or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Holdings or any of its Subsidiaries of any additional Capital Stock of Holdings or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, Capital Stock of Holdings or any of its Subsidiaries. Schedule 4.02 correctly sets forth the ownership interest of Holdings and each of its Subsidiaries in their respective Subsidiaries as of the date hereof.

Section 4.03. Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.
Section 4.04. No Conflict. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate any provision of any law or any governmental rule or regulation applicable to Holdings or any of its Subsidiaries, any of the Organizational Documents of Holdings or any of its Subsidiaries, or any order, judgment or decree of any court or other agency of government binding on Holdings or any of its Subsidiaries except to the extent such violation could not be reasonably expected to have a Material Adverse Effect; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Holdings or any of its Subsidiaries except (i) to the extent that payments required to be made under the documents pursuant to which any Permitted Subordinated Indebtedness has been (or will be) created are prohibited under this Agreement or (ii) to the extent such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of the Collateral Agent, on behalf of Secured Parties); or (d) require any approval of (i) stockholders, members or partners or (ii) any approval or consent of any Person under any Contractual Obligation of Holdings or any of its Subsidiaries, except in each case for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders and except for, in the case of clause (ii), any such approvals or consents the failure of which to obtain will not have a Material Adverse Effect.
Section 4.05. Governmental Consents. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Collateral Agent for filing and/or recordation, as of the Closing Date, other than certain filings required by the Securities Exchange Act of 1934.
Section 4.06. Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

Section 4.07. Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from normal year end audit adjustments. As of the date hereof, neither the Borrower nor any of its Subsidiaries had any contingent liability or liability for taxes, long term lease or unusual forward or long term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Borrower and any of its Subsidiaries taken as a whole.
Section 4.08. Projections. On and as of the Closing Date, the projected financial information of Holdings and its Subsidiaries for the period Fiscal Year 2008 through and including Fiscal Year 2012 (the “Projections”) were based on good faith estimates and assumptions made by the management of Holdings; provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material; provided further, as of the Closing Date, management of the Borrower believed that the Projections were reasonable and attainable.
Section 4.09. No Material Adverse Change. Since December 31, 2006, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.
Section 4.10. No Restricted Junior Payments. Since December 31, 2006, neither Holdings nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment except as permitted pursuant to Section 6.04.
Section 4.11. Adverse Proceedings, etc. There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 4.12. Payment of Taxes. Except as otherwise permitted under Section 5.03, all tax returns and reports of Holdings and/or any of its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Holdings and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which have become due and payable have been timely paid when due and payable. Holdings knows of no proposed tax assessment against Holdings or any of its Subsidiaries that is not being actively contested by Holdings or such Subsidiary in good faith and by appropriate proceedings; provided, that with respect to each proposed tax assessment, if any, known to Holdings, an adequate reserve or other appropriate provision, if any, in conformity with GAAP shall have been made or provided therefore.
Section 4.13. Properties.
(a) Title. Each of Holdings and its Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.07 and in the most recent financial statements delivered pursuant to Section 5.01, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.08. Except as permitted by Section 6.02, all such properties and assets are free and clear of Liens.
(b) Real Estate. As of the date hereof, Schedule 4.13(b) contains a true, accurate and complete list of (i) all Real Estate Assets, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Each agreement listed in Schedule 4.13(b) is in full force and effect and Holdings does not have knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

Section 4.14. Environmental Matters. Neither Holdings nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law. There are and, to each of Holdings’ and its Subsidiaries’ knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries nor, to any Credit Party’s knowledge, any predecessor of Holdings or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of Holdings’ or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260 270 or any state equivalent in violation of law. Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. No event or condition has occurred or is occurring with respect to Holdings or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.
Section 4.15. No Defaults. Neither Holdings nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.
Section 4.16. Material Contracts. Schedule 4.16 contains a true, correct and complete list of all the Material Contracts in effect on the date hereof, and except as described thereon, all such Material Contracts are in full force and effect and no defaults in any material respect currently exist thereunder.
Section 4.17. Governmental Regulation. Neither Holdings nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither Holdings nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

Section 4.18. Margin Stock. Neither Holdings nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to such Credit Party will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board.
Section 4.19. Employee Matters. Neither Holdings nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against Holdings or any of its Subsidiaries, or to the knowledge of Holdings and the Borrower, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Holdings or any of its Subsidiaries or to the knowledge of Holdings and the Borrower, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving Holdings or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, and (c) to the knowledge of Holdings and the Borrower, no union representation question existing with respect to the employees of Holdings or any of its Subsidiaries and, to the knowledge of Holdings and the Borrower, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries nor any of their respective ERISA Affiliates has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law that remains unpaid or unsatisfied. The hours worked and payments made to employees of Holdings or any of its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements. All material payments due from Holdings or any of its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Holdings or any of its Subsidiaries, as the case may be.

Section 4.20. Employee Benefit Plans. Holdings, each of its Subsidiaries and each of their respective ERISA Affiliates are in substantial compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have substantially performed all their obligations under each Employee Benefit Plan. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status. Other than contribution and expense reimbursement in the ordinary course, no liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA exists as of the Closing Date, and no such liability is expected to be incurred by Holdings, any of its Subsidiaries or any of their ERISA Affiliates other than contribution and expense reimbursement in the ordinary course. No ERISA Event has occurred or is reasonably expected to occur. Except to the extent disclosed on Schedule 4.20 or as required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates. The present value of the aggregate benefit liabilities under each Pension Plan sponsored or maintained by Holdings, any of its Subsidiaries or any of their ERISA Affiliates, (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Holdings, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA, does not exceed $1,500,000. Holdings, each of its Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan. With respect to any Employee Benefit Plan sponsored by an ERISA Affiliate, the representations and warranties in this paragraph apply to such plan only on and after the date on which the sponsoring entity became an ERISA Affiliate.
Section 4.21. Certain Fees. No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated hereby.
Section 4.22. Solvency. Each Credit Party is and, upon the incurrence of any Obligation by such Credit Party on any date on which this representation and warranty is made, will be, Solvent.

Section 4.23. Related Agreements.
(a) Delivery. Holdings and the Borrower have delivered to the Administrative Agent complete and correct copies of (i) each Related Agreement and of all exhibits and schedules thereto as of the date hereof and (ii) copies of any material amendment, restatement, supplement or other modification to or waiver of each Related Agreement entered into after the date hereof.
(b) Representations and Warranties. Except to the extent otherwise expressly set forth herein or in the schedules hereto, and subject to the qualifications set forth therein, each of the representations and warranties given by any Credit Party in any Related Agreement is true and correct in all material respects as of the Closing Date (or as of any earlier date to which such representation and warranty specifically relates). Notwithstanding anything in the Related Agreement to the contrary, the representations and warranties of each Credit Party set forth in this Section 4.23 shall, solely for purposes hereof, survive the Closing Date for the benefit of the Lenders.
(c) Governmental Approvals. All Governmental Authorizations and all other authorizations, approvals and consents of any other Person required by the Related Agreements have been obtained and are in full force and effect.
Section 4.24. Compliance With Statutes, etc. Each of Holdings and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of Holdings or any of its Subsidiaries), except such non compliance that could not reasonably be expected to result in a Material Adverse Effect.
Section 4.25. Disclosure. No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to Lenders by or on behalf of Holdings or any of its Subsidiaries for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Holdings or the Borrower to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to Holdings or the Borrower (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

Section 4.26. Existing Seller Subordinated Notes and Existing Earn-Out Obligations. Holdings and the Borrower have delivered to the Administrative Agent complete and correct copies of (a) each document evidencing the Existing Seller Subordinated Notes and the Existing Earn-Out Obligations and (b) copies of any amendment, restatement, supplement or other modification to or waiver of any such document entered into after the date hereof.
Section 4.27. OFAC Compliance. None of Holdings, the Borrower, any Subsidiary of the Holdings or any Affiliate of the Borrower are in violation of and shall not violate any of the country or list based economic and trade sanctions administered and enforced by OFAC that are described or referenced at http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.
ARTICLE 5
Affirmative Covenants
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated (or shall have been otherwise provided for in a manner satisfactory to the Administrative Agent and the Issuing Bank) and all LC Disbursements shall have been reimbursed, the Credit Parties jointly and severally covenant and agree with the Lenders that:
Section 5.01. Financial Statements and Other Reports. Holdings will deliver to the Administrative Agent and the Lenders:
(a) Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the consolidated and consolidating balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated (and with respect to statements of income, consolidating) statements of income, changes in stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification with respect thereto;

(b) Annual Financial Statements. As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, (i) the consolidated and consolidating balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Year and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and comprehensive income and cash flows of Holdings and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification with respect thereto; and (ii) with respect such consolidated financial statements, a report thereon of PricewaterhouseCoopers LLP or other independent certified public accountants of recognized national standing selected by Holdings, and reasonably satisfactory to the Administrative Agent (which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards together with a written statement by such independent certified public accountants stating (A) that their audit examination has included a review of the terms of the Credit Documents, (B) whether, in connection therewith, any condition or event that constitutes a Default or an Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof, and (C) that nothing has come to their attention that causes them to believe that the information contained in any Compliance Certificate is not correct or that the matters set forth in such Compliance Certificate are not stated in accordance with the terms hereof;
(c) Compliance Certificate. Together with each delivery of financial statements of Holdings and its Subsidiaries pursuant to Sections 5.01(a) and 5.01(b), a duly executed and completed Compliance Certificate, including the calculation of the Available Amount;
(d) Statements of Reconciliation after Change in Accounting Principles. If either the Borrower or the Required Lenders have requested an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision as contemplated by Section 1.03, then, together with the first delivery thereafter of the consolidated financial statements of Holdings and its Subsidiaries pursuant to Section 5.01(a) or 5.01(b) and continuing with each subsequent delivery of financial statements pursuant to Section 5.01(a) or 5.01(b) until such time as such notice has been withdrawn or such provision amended in accordance herewith, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to the Administrative Agent;

(e) Notice of Default. Promptly upon any officer of Holdings or the Borrower obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Holdings or the Borrower with respect thereto; (ii) that any Person has given any notice to Holdings or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.01(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action the Borrower has taken, is taking and proposes to take with respect thereto;
(f) Notice of Litigation. Promptly upon any officer of Holdings or the Borrower obtaining knowledge of (i) the institution of, or non frivolous threat of, any Adverse Proceeding not previously disclosed in writing by the Borrower to Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either (i) or (ii) if adversely determined, could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to Holdings or the Borrower to enable Lenders and their counsel to evaluate such matters;
(g) ERISA. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (A) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (B) all notices received by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (C) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as the Administrative Agent shall reasonably request;

(h) Financial Plan. As soon as practicable and in any event no later than thirty (30) days after the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year and each Fiscal Year (or portion thereof) through the final maturity date of the Loans (a “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Holdings and its Subsidiaries for each such Fiscal Year, together with pro forma Compliance Certificates for each such Fiscal Year and an explanation of the assumptions on which such forecasts are based, (ii) forecasted consolidated statements of income and cash flows of Holdings and its Subsidiaries for each month of such Fiscal Year, (iii) forecasts demonstrating projected compliance with the requirements of Section 6.07 through the final maturity date of the Loans and (iv) forecasts demonstrating adequate liquidity through the final maturity date of the Loans without giving effect to any additional debt or equity offerings not reflected in the Projections, together, in each case, with an explanation of the assumptions on which such forecasts are based all in form and substance reasonably satisfactory to the Administrative Agent;
(i) Insurance Report. As soon as practicable and in any event by the last day of each Fiscal Year, a report in form and substance satisfactory to the Administrative Agent outlining all material insurance coverage maintained as of the date of such report by Holdings and its Subsidiaries and all material insurance coverage planned to be maintained by Holdings and its Subsidiaries in the immediately succeeding Fiscal Year;
(j) Notice of Change in Managers or Board of Directors. With reasonable promptness, written notice of any change in the managers or board of directors (or similar governing body) of Holdings or the Borrower;
(k) Environmental Reports and Audits. As soon as practicable following receipt thereof, copies of all environmental audits and reports with respect to environmental matters at any Facility or which relate to any environmental liabilities of Holdings or its Subsidiaries which, in any such case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;
(l) Information Regarding Collateral. (i) The Borrower will furnish to the Collateral Agent prompt written notice of any change (A) in any Credit Party’s corporate name, (B) in any Credit Party’s identity or corporate structure or (C) in any Credit Party’s Federal Taxpayer Identification Number. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral and for the Collateral at all times following such change to have a valid, legal and perfected security interest as contemplated in the Collateral Documents. The Borrower also agrees promptly to notify the Collateral Agent if any material portion of the Collateral is damaged or destroyed;

(m) Annual Collateral Verification. Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.01(b), the Borrower shall deliver to the Collateral Agent a certificate of an Authorized Officer (i) either confirming that there has been no material change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes and (ii) certifying that all Uniform Commercial Code financing statements (including fixtures filings, as applicable) or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to protect and perfect the security interests under the Collateral Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period); and
(n) Other Information. (i) Promptly upon their becoming available, copies of (A) all financial statements, reports, notices and proxy statements sent or made available generally by Holdings to its security holders acting in such capacity or by any Subsidiary of Holdings to its security holders other than Holdings or another Subsidiary of Holdings, (B) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Holdings or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, (C) all press releases and other statements made available generally by Holdings or any of its Subsidiaries to the public concerning material developments in the business of Holdings or any of its Subsidiaries, and (ii) such other information and data with respect to Holdings or any of its Subsidiaries as from time to time may be reasonably requested by the Administrative Agent or any Lender; provided that the obligations described in the preceding clause (i) shall be deemed satisfied to the extent that Holdings has made such information available publicly (either via the Securities and Exchange Commission’s EDGAR website or via its own website).
Section 5.02. Existence. Except as otherwise permitted under Section 6.08, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided, that no Credit Party or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the Lenders.

Section 5.03. Payment of Taxes and Claims. Each Credit Party will, and will cause each of its Subsidiaries to, timely file all tax returns and reports required to be filed by it and timely pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) an adequate reserve or other appropriate provision in conformity with GAAP shall have been made therefore, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Holdings or any of its Subsidiaries).
Section 5.04. Maintenance of Properties. Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Holdings and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.
Section 5.05. Insurance. Holdings will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Holdings and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, Holdings will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board, and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance shall (i) name the Administrative Agent, on behalf of the Lenders, as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to the Administrative Agent, that names the Collateral Agent, on behalf of the Secured Parties, as the loss payee thereunder and provides for at least thirty days’ prior written notice to the Collateral Agent of any modification or cancellation of such policy.

Section 5.06. Inspections. Each Credit Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided any such visits shall be coordinated through the Administrative Agent.
Section 5.07. Lenders Meetings. Holdings and the Borrower will, upon the request of the Administrative Agent or Required Lenders, participate in a meeting of the Administrative Agent and Lenders once during each Fiscal Year to be held at the Borrower’s corporate offices (or at such other location as may be agreed to by the Borrower and the Administrative Agent) at such time as may be agreed to by the Borrower and the Administrative Agent.
Section 5.08. Compliance with Laws. Each Credit Party will comply, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 5.09. Environmental.
(a) Environmental Disclosure. Holdings will deliver to the Administrative Agent and the Lenders:
(i) as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Holdings or any of its Subsidiaries or by independent consultants, Governmental Authorities or any other Persons, with respect to environmental matters at any Facility which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or with respect to any Environmental Claims which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(ii) promptly upon the occurrence thereof, written notice describing in reasonable detail (A) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, (B) any remedial action taken by Holdings or any other Person in response to (1) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (2) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect, and (C) Holdings or the Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;
(iii) as soon as practicable following the sending or receipt thereof by Holdings or any of its Subsidiaries, a copy of any and all written communications with respect to (A) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect, (B) any Release required to be reported to any federal, state or local governmental or regulatory agency, and (C) any request for information from any governmental agency that suggests such agency is investigating whether Holdings or any of its Subsidiaries may be potentially responsible for any material Hazardous Materials Activity;
(iv) prompt written notice describing in reasonable detail (A) any proposed acquisition of stock, assets, or property by Holdings or any of its Subsidiaries that could reasonably be expected to (1) expose Holdings or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (2) affect the ability of Holdings or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (B) any proposed action to be taken by Holdings or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Holdings or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws; and
(v) with reasonable promptness, such other documents and information as from time to time may be reasonably requested by the Administrative Agent in relation to any matters disclosed pursuant to this Section 5.09(a).

(b) Hazardous Materials Activities, Etc. Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 5.10. Subsidiaries. In the event that any Person becomes a Domestic Subsidiary of Holdings or the Borrower, Holdings or the Borrower, as applicable, shall (a) promptly cause such Domestic Subsidiary to become a Guarantor hereunder and a Grantor under the Security Agreement by executing and delivering to the Administrative Agent and the Collateral Agent a Counterpart Agreement and a supplement to the Security Agreement in the form attached thereto, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.01(b), 3.01(h) (with respect to a Material Real Estate Asset), 3.01(j), 3.01(k) and 3.01(l). In the event that any Person becomes a Foreign Subsidiary of Holdings or the Borrower or of any Domestic Subsidiary of Holdings or the Borrower, Holdings or the Borrower, as applicable, shall, or shall cause such Domestic Subsidiary to, deliver, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.01(b), and Holdings or the Borrower, as applicable, shall take, or shall cause such Domestic Subsidiary to take, all of the actions referred to in Section 3.01(j)(i) necessary to grant and to perfect a first priority Lien in favor of the Collateral Agent, for the benefit of Secured Parties, under the Security Agreement in the lesser of (i) 65% of the Capital Stock of such Foreign Subsidiary and (ii) all of the Capital Stock of such Foreign Subsidiary owned by Holdings, the Borrower or any of their Domestic Subsidiaries. With respect to each such Subsidiary, the Borrower shall promptly send to the Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Holdings or the Borrower, and (ii) all of the information required to be set forth in Schedules 4.01 and 4.02 with respect to all Subsidiaries of Holdings; provided that such written notice shall be deemed to supplement Schedules 4.01 and 4.02 for all purposes hereof.
Section 5.11. Additional Material Real Estate Assets. In the event that any Credit Party acquires a Material Real Estate Asset or a Real Estate Asset owned or leased on the Closing Date becomes a Material Real Estate Asset and such interest has not otherwise been made subject to a Lien pursuant to the Collateral Documents in favor of the Collateral Agent, for the benefit of Secured Parties, then such Credit Party, contemporaneously with acquiring such Material Real Estate Asset, shall take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates similar to those described in Sections 3.01(h), 3.01(j) and 3.01(k) with respect to each such Material Real Estate Asset that the Collateral Agent shall reasonably request (including, with respect to any Material Real Estate Asset that is a Leasehold Property, a Landlord Consent and Estoppel) to create in favor of the Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected first priority security interest in such Material Real Estate Assets. In addition to the foregoing, the Borrower shall, at the request of Required Lenders, deliver, from time to time, to the Administrative Agent such appraisals as are required by law or regulation of Real Estate Assets with respect to which the Collateral Agent has been granted a Lien.

Section 5.12. Interest Rate Protection. No later than ninety (90) days following the Closing Date, the Borrower shall maintain, or caused to be maintained, in effect one or more Interest Rate Agreements for a term of not less than three years and otherwise in form and substance reasonably satisfactory to the Administrative Agent, such that not less than an aggregate notional principal amount of 40% of the aggregate principal amount of the Term Loans outstanding from time to time (based on the assumption that such notional principal amount was a Eurodollar Loan with an Interest Period of three months) bears interest at a fixed rate.
Section 5.13. Further Assurances. At any time or from time to time upon the request of the Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent or the Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents, including providing Lenders with any information requested pursuant to Section 10.14. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as the Administrative Agent or the Collateral Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by substantially all of the assets of Holdings, and its Subsidiaries and all of the outstanding Capital Stock of the Borrower and its Subsidiaries (subject to limitations contained in the Credit Documents with respect to Foreign Subsidiaries).
Section 5.14. Miscellaneous Business Covenants. Unless otherwise consented to by the Administrative Agent or Required Lenders:
(a) Non-Consolidation. Holdings will and will cause each of its Subsidiaries to: (i) maintain entity records and books of account separate from those of any other entity which is an Affiliate of such entity; (ii) not commingle its funds or assets with those of any other entity which is an Affiliate of such entity; and (iii) provide that its board of directors or other analogous governing body will hold all appropriate meetings to authorize and approve such entity’s actions, which meetings will be separate from those of other entities.

(b) Cash Management Systems. Holdings and its Subsidiaries shall establish and maintain cash management systems with a Lender reasonably acceptable to the Administrative Agent.
Section 5.15. Designated Senior Debt. The Borrower shall cause the Obligations to constitute “Designated Senior Debt” under and as defined in the documents pursuant to which any Permitted Subordinated Indebtedness or any Additional Permitted Subordinated Indebtedness is created.
Section 5.16. Post-closing Items. With respect to the documents and actions set forth on Schedule 5.16, the Borrower shall cause such documents to be delivered and such actions to be taken within 45 days after the Closing Date (or such longer period as may be agreed by the Administrative Agent in its reasonable discretion).
ARTICLE 6
Negative Covenants
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated (or shall have been otherwise provided for in a manner satisfactory to the Administrative Agent and the Issuing Bank) and all LC Disbursements shall have been reimbursed, the Credit Parties jointly and severally covenant and agree with the Lenders that:
Section 6.01. Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:
(a) the Obligations;
(b) (x) Indebtedness of any Guarantor Subsidiary to the Borrower or to any other Guarantor Subsidiary, or of the Borrower to any Guarantor Subsidiary; provided, (i) all such Indebtedness shall be evidenced by promissory notes and all such notes shall be subject to a first priority Lien pursuant to the Security Agreement, (ii) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement that in any such case, is reasonably satisfactory to the Administrative Agent, and (iii) any payment by any such Guarantor Subsidiary under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Guarantor Subsidiary to the Borrower or to any of its Subsidiaries for whose benefit such payment is made; and (y) Indebtedness of any Subsidiary of the Borrower which is not a Guarantor Subsidiary to any other Subsidiary of the Borrower that is not a Guarantor Subsidiary;

(c) Indebtedness of the Borrower or any of its Subsidiaries under any Seller Subordinated Notes and under any Earn-Out Obligations;
(d) Indebtedness incurred by Holdings or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of the Borrower or any such Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions or permitted dispositions of any business, assets or Subsidiary of Holdings or any of its Subsidiaries;
(e) Indebtedness which may be deemed to exist pursuant to any guaranties (other than guaranties with respect to any Indebtedness for borrowed money), performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;
(f) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;
(g) guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Holdings and its Subsidiaries;
(h) guaranties by the Borrower of Indebtedness of a Guarantor Subsidiary or guaranties by a Subsidiary of the Borrower of Indebtedness of the Borrower or a Guarantor Subsidiary with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01;
(i) Indebtedness described in Schedule 6.01 but not any extensions, renewals or replacements of such Indebtedness;
(j) (i) Indebtedness with respect to Capital Leases and (ii) purchase money Indebtedness (including any Indebtedness acquired in connection with a Permitted Acquisition) that (x) is secured only to the asset acquired in connection with the incurrence of such Indebtedness and (y) constitutes not less than 100% of the aggregate consideration paid with respect to such asset; provided that the Senior Secured Leverage Ratio as of the last day of the immediately preceding Fiscal Quarter, on a pro forma basis after giving effect to the incurrence of any such Indebtedness, does not exceed 2.50:1.00;

(k) (i) Indebtedness of the Borrower and ARC Acquisition Corporation with respect to the Existing Seller Subordinated Notes, (ii) Indebtedness of the Borrower and ARC Acquisition Corporation with respect to Additional Seller Subordinated Notes; provided that the terms of such Additional Seller Subordinated Notes do not provide for any repayment, mandatory redemption, sinking fund obligation or other payment prior to the date that is 91 days after the Maturity Date, other than solely at the option of the Borrower, and (iii) other Indebtedness of the Borrower and ARC Acquisition Corporation with respect to Additional Seller Subordinated Notes in an aggregate principal amount not to exceed $60,000,000 at any time; provided that, in the case of Indebtedness incurred pursuant to clauses (ii) and (iii), Holdings is in compliance with the provisions of Section 6.07 both immediately prior to and on a pro forma basis after giving effect to the incurrence of such Indebtedness;
(l) (i) Indebtedness of the Borrower and ARC Acquisition Corporation with respect to Additional Earn-Out Obligations; provided that such Additional Earn-Out Obligations also conform to the requirements of clause (iv) of the definition of Permitted Acquisition and (ii) Indebtedness of the Borrower and ARC Acquisition Corporation with respect to Existing Earn-Out Obligations;
(m) Permitted Subordinated Indebtedness and Additional Permitted Subordinated Indebtedness, less the principal amount thereof (i) redeemed, repurchased, retired or defeased pursuant to Section 6.04(h) or (ii) converted pursuant to its terms as permitted hereunder;
(n) guaranties by the Borrower of Permitted Subordinated Indebtedness and by Holdings or the Borrower of Additional Permitted Subordinated Indebtedness; provided that such guaranties are expressly subordinate and junior to the payment and performance in full of all the Obligations on terms and conditions, taken as a whole, not materially less favorable to the Lenders than those contained in Exhibit I;
(o) Indebtedness of any Foreign Subsidiary in an aggregate amount not to exceed at any time $10,000,000;
(p) to the extent constituting Indebtedness, the obligations of Holdings pursuant to accelerated or other share repurchase contracts and pursuant to derivatives contracts in connection therewith; provided that the foregoing share repurchase and derivatives contracts are entered into in a transaction or transactions permitted under Section 6.04(g);

(q) to the extent constituting Indebtedness and without duplication, the obligations of any Credit Party in respect of Existing Secured Hedging Obligations (but not any renewal, modification or extension thereof); and
(r) other unsecured Indebtedness of Holdings and its Subsidiaries in an aggregate amount not to exceed at any time $10,000,000.
Section 6.02. Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Holdings or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except:
(a) Liens in favor of the Collateral Agent for the benefit of the Secured Parties granted pursuant to any Credit Document;
(b) Liens for Taxes if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as an adequate reserve or other appropriate provision, if any, in conformity with GAAP shall have been made for any such contested amounts;
(c) statutory Liens of landlords, banks (and rights of set off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401 (a)(29) or 412(n) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;
(d) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e) easements, rights of way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Holdings or any of its Subsidiaries;
(f) any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;
(g) Liens solely on any cash earnest money deposits made by Holdings or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;
(h) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating and capital leases of personal property entered into in the ordinary course of business;
(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(j) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;
(k) licenses of patents, trademarks and other intellectual property rights granted by Holdings or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of the Borrower or such Subsidiary;
(l) Liens incurred in connection with the purchase or shipping of goods or assets on the related assets and proceeds thereof in favor of the seller or shipper of such goods or assets;
(m) Liens described in Schedule 6.02 or on a title report delivered pursuant to Section 3.01(i)(iv);
(n) Liens securing Indebtedness permitted pursuant to Section 6.01(i) and in existence as of the Closing Date;
(o) Liens securing Indebtedness permitted pursuant to Section 6.01(j); provided, any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness;
(p) Liens on assets of any Foreign Subsidiary securing Indebtedness incurred pursuant to Section 6.01(o) in an aggregate amount not to exceed $5,000,000 at any time outstanding;

(q) financing statements and other notices of Lien set forth on part b of Section 5.16; and
(r) other Liens on assets other than the Collateral securing Indebtedness or other obligations in an aggregate amount not to exceed $5,000,000 at any time outstanding.
Section 6.03. No Further Negative Pledges. Except (a) with respect to specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale, (b) with respect to restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be) and (c) as otherwise provided herein, no Credit Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets to secure its Obligations, whether now owned or hereafter acquired.
Section 6.04. Restricted Junior Payments. No Credit Party shall, nor shall it permit any of its Subsidiaries or Affiliates through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except the following shall be permitted:
(a) each of Holdings and the Borrower may make regularly scheduled payments in respect of principal of and interest on any Subordinated Indebtedness of Holdings or the Borrower, and the Borrower may make Restricted Junior Payments to Holdings to the extent applied by Holdings to any such payments, in accordance with the terms of, and only to the extent required by, and subject to the subordination provisions contained in, the indenture or other agreement pursuant to which such Subordinated Indebtedness was issued or is otherwise subject;
(b) so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, Holdings may pay cash dividends on account of, and may make repurchases of, its Capital Stock in an amount not to exceed (i) $15,000,000 in aggregate and (ii) $10,000,000 in any Fiscal Year, and the Borrower may make Restricted Junior Payments to Holdings to the extent applied by Holdings to any such payments;
(c) so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, any Joint Venture acquired as an Investment may, to the extent expressly permitted under Section 6.06(j), make cash payments to redeem, retire or repurchase Capital Stock in such Joint Venture held by a minority investor, provided, that the aggregate amount of all such payments does not exceed $17,500,000, together with the aggregate amount of all Investments permitted under Section 6.06(i);

(d) so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, the Borrower may make Restricted Junior Payments to Holdings in an aggregate amount not to exceed $100,000 in any Fiscal Year, to the extent necessary to permit Holdings to pay general administrative costs and expenses;
(e) the Borrower may make Restricted Junior Payments to Holdings to the extent required to permit Holdings to repurchase its Capital Stock, in each case from deceased, disabled, terminated or retired officers, directors, consultants or employees of Holdings and its Subsidiaries, so long as Holdings applies the amount of such Restricted Junior Payment for such purpose; provided, that (x) at the time of each such Restricted Junior Payment and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and (y) the aggregate amount of Restricted Junior Payments made pursuant to this clause (e) shall not exceed $750,000 in any Fiscal Year;
(f) the Borrower may make Restricted Junior Payments in the form of cash payments in respect of Additional Earn-Out Obligations (including Additional Earn-Out Obligations which do not constitute Subordinated Indebtedness) in an aggregate amount not to exceed in any Fiscal Year the aggregate amount corresponding to such Fiscal Year set forth on Schedule 6.04(f);
(g) so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, Holdings may make repurchases of its Capital Stock, directly or indirectly, with the net Cash proceeds of Permitted Subordinated Indebtedness (including repurchases of Capital Stock made pursuant to accelerated or other repurchase contracts and the entry into derivatives contracts in connection therewith, and payments or deliveries made in settlement of those contracts);
(h) so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, Holdings or any of its Subsidiaries may make a Permitted Subordinated Debt Redemption;
(i) so long as (x) no Default or Event of Default shall have occurred and be continuing or shall be caused thereby and (y) the Leverage Ratio as of the end of the most recently completed Fiscal Quarter, both immediately prior to and on a pro forma basis after giving effect to any such payment or repurchase to be made pursuant to this clause, does not exceed 3.00:1.00, Holdings may pay cash dividends on account of, and may make repurchases of, its Capital Stock in an aggregate amount not to exceed the Available Amount at the time of such payment or repurchase, and the Borrower may make Restricted Junior Payments to Holdings to the extent applied by Holdings to any such payments; and

(j) (i) Holdings may make cash payments in respect of the principal amount of any Permitted Subordinated Indebtedness that is converted pursuant to its terms, and the Borrower may make Restricted Junior Payments to Holdings to the extent applied by Holdings to any such payments and (ii) each of Holdings and the Borrower may redeem, repurchase, retire or defease (including in substance or legal defeasance) Permitted Subordinated Indebtedness with the net Cash proceeds of Additional Permitted Subordinated Indebtedness (or Additional Permitted Subordinated Indebtedness with the net Cash proceeds of Additional Permitted Subordinated Indebtedness), and the Borrower may make Restricted Junior Payments to Holdings to the extent applied by Holdings to any such payments, so long as (x) in the case of each of clauses (i) and (ii), (A) no Default or Event of Default shall have occurred and be continuing or shall be caused thereby and (B) Holdings is in compliance with the provisions of Section 6.07 both immediately prior to and on a pro forma basis after giving effect to any such cash payment, redemption, repurchase, retirement or defeasance and (y) in the case of clause (i), at the time of any such cash payment and immediately after giving effect thereto, the total Unused Revolving Commitments is equal to or in excess of $25,000,000.
Section 6.05. Restrictions on Subsidiary Distributions. Except as provided herein, no Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of the Borrower to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by the Borrower or any other Subsidiary of the Borrower, (b) repay or prepay any Indebtedness owed by such Subsidiary to the Borrower or any other Subsidiary of the Borrower, (c) make loans or advances to the Borrower or any other Subsidiary of the Borrower, or (d) transfer any of its property or assets to the Borrower or any other Subsidiary of the Borrower other than restrictions (i) in agreements evidencing Indebtedness permitted by Section 6.01(j)(ii) that impose restrictions on the property so acquired and (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, and (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement.
Section 6.06. Investments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture, except:

(a) Investments in Cash and Cash Equivalents;
(b) equity Investments owned as of the Closing Date in any Subsidiary and Investments made after the Closing Date in wholly owned Guarantor Subsidiaries;
(c) Investments (i) in accounts receivable arising and trade credit granted, in each case, in the ordinary course of business and in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Holdings and its Subsidiaries;
(d) intercompany loans to the extent permitted under Section 6.01(b);
(e) Consolidated Capital Expenditures permitted by Section 6.07(d);
(f) loans and advances to employees of Holdings and its Subsidiaries made in the ordinary course of business in an aggregate principal amount not to exceed at any time $1,000,000 outstanding in the aggregate;
(g) Investments made in connection with Permitted Acquisitions permitted pursuant to Section 6.08;
(h) Investments described in Schedule 6.06;
(i) Investments made after the Closing Date in Joint Ventures or Foreign Subsidiaries in a business or line of business permitted with respect to the Borrower under Section 6.12, provided, (i) immediately prior to the making of any Investment, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (ii) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations, and (iii) such Investments can be legally maintained, and are maintained (to the extent required under the Security Agreement), as Collateral subject to first priority security interests on such terms and conditions as are reasonably satisfactory to the Administrative Agent and the Collateral Agent; provided further that the aggregate amount of all Investments in Joint Ventures pursuant to this clause (i) (including any additional Investments pursuant to Section 6.04(c)) does not exceed $17,500,000;
(j) Investments made after the Closing Date in any Foreign Subsidiary in an aggregate amount not to exceed at any time $5,000,000;

(k) to the extent constituting Investments, Holdings may enter into, and satisfy is obligations pursuant to, accelerated or other share repurchase contracts and derivatives contracts in connection therewith; provided that the foregoing share repurchase and derivatives contracts are entered into in a transaction or transactions permitted under Section 6.04(g); and
(l) other Investments made after the Closing Date if, at the time of any such Investment, the amount of such Investment does not exceed the Available Amount at such time.
Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.04.
Section 6.07. Financial Covenants.
(a) Interest Coverage Ratio. Holdings shall not permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter (which last day occurs in any period set forth below), beginning with the Fiscal Quarter ending March 31, 2008, to be less than the correlative ratio indicated below for such period:

Interest
Period	Coverage Ratio
January 1, 2008 — December 31, 2008	2.25:1:00
January 1, 2009 — December 31, 2009	2.50:1.00
January 1, 2010 — December 31, 2010	2.75:1.00
Thereafter	3.00:1.00
(b) Fixed Charge Coverage Ratio. Holdings shall not permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending March 31, 2008, to be less than 1.10 to 1.00.
(c) Leverage Ratio. Holdings shall not permit the Leverage Ratio as of the last day of any Fiscal Quarter (which last day occurs in any period set forth below), beginning with the Fiscal Quarter ending March 31, 2008, to exceed (i) if Permitted Subordinated Indebtedness in an aggregate principal amount equal to or in excess of $100,000,000 has not been incurred, 3.00:1.00, or (ii) otherwise, the ratio (such ratio, the “Maximum Permitted Leverage Ratio”) determined in accordance with Schedule 6.07(c).
(d) Senior Secured Leverage Ratio. Holdings shall not permit the Senior Secured Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending March 31, 2008, to exceed 3.00 to 1.00.

(e) Maximum Consolidated Capital Expenditures. Holdings shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures, in any Fiscal Year (beginning with the Fiscal Year ending December 31, 2008), in an aggregate amount for Holdings and its Subsidiaries in excess of $15,000,000; provided that such amount for any Fiscal Year (beginning with the Fiscal Year ending December 31, 2009) shall be increased by an amount equal to the excess, if any, (but in no event more than $1,000,000) of $15,000,000 (as adjusted in accordance with this proviso) over the actual amount of Consolidated Capital Expenditures for such previous Fiscal Year.
(f) Certain Calculations. With respect to any period during which a Permitted Acquisition or an Asset Sale has occurred (each, a “Subject Transaction”), for purposes of determining compliance with (i) the financial covenants set forth in this Section 6.07 (but not for purposes of determining the Applicable Rate) and (ii) clause “v” of the definition of Permitted Acquisition, Consolidated Adjusted EBITDA and the components of Consolidated Fixed Charges shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the Securities and Exchange Commission, which would include cost savings resulting from head count reduction, closure of facilities and similar restructuring charges, which pro forma adjustments shall be certified by the chief financial officer of Holdings) using the historical financial statements of any business so acquired or to be acquired or sold or to be sold (which financial statements shall be audited if the aggregate consideration paid, to be paid, received or to be received in connection with such Subject Transaction is greater than the product of (i) the total net sales of Holdings and its consolidated Subsidiaries for the most recently completed four Fiscal Quarter period, determined on a pro forma basis to reflect previously completed acquisitions (but not such Subject Transaction), multiplied by (ii) 5%) and the consolidated financial statements of Holdings and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period).
Section 6.08. Fundamental Changes; Disposition of Assets; Acquisitions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and capital expenditures in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a) any Subsidiary of Holdings may be merged with or into the Borrower or any Guarantor Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to the Borrower or any Guarantor Subsidiary; provided, in the case of such a merger, the Borrower or such Guarantor Subsidiary, as applicable, shall be the continuing or surviving Person;
(b) sales or other dispositions of assets that do not constitute Asset Sales;
(c) Asset Sales (excluding Asset Sales under Section 6.08(g)), the proceeds of which (valued at the principal amount thereof in the case of non Cash proceeds consisting of notes or other debt Securities and valued at fair market value in the case of other non Cash proceeds) do not exceed $25,000,000 in any Fiscal Year; provided that (A) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of the Borrower (or similar governing body)), (B) no less than 80% thereof shall be paid in Cash, and (C) the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.12(a);
(d) disposals of obsolete, worn out or surplus property;
(e) Permitted Acquisitions;
(f) Investments made in accordance with Section 6.06; and
(g) Asset Sales of equipment in connection with Permitted Sale-Leasebacks, provided that the proceeds of any such Permitted Sale-Leaseback shall be entirely in cash and shall not be less than 100% of the fair market value of the equipment being sold (determined in good faith by the board of advisors of the Borrower (or similar governing body)).
Section 6.09. Disposal of Subsidiary Interests. Except for any sale of all of its interests in the Capital Stock of any of its Subsidiaries in compliance with the provisions of Section 6.08 and except with respect to Liens securing the Obligations hereunder, no Credit Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to qualify directors if and to the extent required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if and to the extent required by applicable law.

Section 6.10. Sales and Lease Backs. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease (a “Sale-Leaseback”) of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Holdings or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than Holdings or any of its Subsidiaries) in connection with such lease; provided, however, that the Borrower and its Subsidiaries may enter into Sale-Leasebacks which are in the ordinary course of the Borrower’s or such Subsidiary’s business, consistent with past practice and at market rates and subject to compliance with Section 6.08(g), with respect to equipment acquired by the Borrower and its Subsidiaries after the Closing Date (“Permitted Sale-Leasebacks”). For avoidance of doubt, Sale-Leasebacks that result in Capital Leases shall be treated as Indebtedness for all purposes of this Agreement.
Section 6.11. Transactions With Shareholders and Affiliates. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of Capital Stock of Holdings or any of its Subsidiaries or with any Affiliate of Holdings or of any such holder, on terms that are less favorable to Holdings or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; provided, the foregoing restriction shall not apply to (a) any transaction between the Borrower and any Guarantor Subsidiary; (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of Holdings and its Subsidiaries; (c) compensation arrangements for officers and other employees of Holdings and its Subsidiaries entered into in the ordinary course of business; and (d) transactions described in Schedule 6.11.
Section 6.12. Conduct of Business. From and after the Closing Date, neither the Borrower nor any of its Subsidiaries shall engage at any time in any business other than the businesses conducted by the Borrower and its Subsidiaries as of the date hereof and similar or related businesses.

Section 6.13. Permitted Activities of Holdings. (a) Holdings shall not (i) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than (X) the Indebtedness and obligations under the Related Agreements and (Y) Indebtedness, obligations and liabilities arising from or incidental to transactions entered into pursuant to Section 6.04(g); (ii) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than the Liens created under the Collateral Documents to which it is a party or permitted pursuant to Section 6.02; (iii) engage in any business or activity or own any assets other than (v) holding 100% of the Capital Stock of the Borrower and ARC Reprographics Canada Corp., (w) performing its obligations and activities incidental thereto under the Credit Documents and under the Related Agreements; (x) performing its obligations and activities arising from or incidental to transactions entered into pursuant to Section 6.04(g); (y) paying general administrative costs and expenses in the ordinary course of business; and (z) making Restricted Junior Payments and Investments to the extent permitted by this Agreement; (iv) consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person; (v) sell or otherwise dispose of any Capital Stock of any of its Subsidiaries; (vi) create or acquire any Subsidiary or make or own any Investment in any Person other than the Borrower; or (vii) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.
Section 6.14. Amendments or Waivers of Certain Related Agreements. Except as set forth in Section 6.15, no Credit Party shall nor shall it permit any of its Subsidiaries to, agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its material rights under any Related Agreement after the Closing Date which may adversely affect the interests of any of the Administrative Agent or the Lenders without in each case obtaining the prior written consent of the Required Lenders to such amendment, restatement, supplement or other modification or waiver.
Section 6.15. Amendments, Waivers and other Matters with Respect to Subordinated Indebtedness. (a) No Credit Party shall, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of any Subordinated Indebtedness or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate applicable to such Subordinated Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions of such Subordinated Indebtedness (or of any guaranty thereof), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Subordinated Indebtedness (or a trustee or other representative on their behalf) which would be adverse to any Credit Party or Lenders.

(b) No Credit Party shall, nor shall it permit any of its Subsidiaries to, designate any Indebtedness (other than the obligations of the Credit Parties pursuant to the Credit Documents) as “Designated Senior Debt” (or any other defined term having a similar purpose) for purposes of the documents pursuant to which any Subordinated Indebtedness is created.
(c) No Credit Party shall, nor shall it permit any of its Subsidiaries to give any notice to block or prohibit payments in respect of any Subordinated Indebtedness pursuant to the subordination provisions thereof, except with the prior written consent of the Required Lenders.
Section 6.16. Fiscal Year. No Credit Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year end from December 31.
ARTICLE 7
Guaranty
Section 7.01. Guaranty of the Obligations. Each Guarantor hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, absolutely and unconditionally guarantees to the Secured Parties the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Obligations and all costs and expenses including, without limitation, all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Administrative Agent, the Issuing Bank, the Lenders and the other Secured Parties in endeavoring to collect all or any part of the Obligations from, or in prosecuting any action against, the Borrower, any Guarantor or any other guarantor of all or any part of the Obligations (such costs and expenses, together with the Obligations, collectively the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Obligations.
Section 7.02. Guaranty Of Payment. This Guaranty is a guaranty of payment and not of collection. Each Guarantor waives any right to require the Administrative Agent, the Issuing Bank, any Lender or any other Secured Party to sue the Borrower, any Guarantor, any other guarantor, or any other person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

Section 7.03. No Discharge Or Diminishment Of Guaranty. (a) Except as otherwise provided for herein, the obligations of each Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Borrower, any Guarantor or any other guarantor of or other person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Guarantor may have at any time against any Obligated Party, the Administrative Agent, the Issuing Bank, any Lender, or any other Person, whether in connection herewith or in any unrelated transactions.
(b) The obligations of each Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party of the Guaranteed Obligations or any part thereof.
(c) The obligations of the Guarantors hereunder shall not be discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, the Issuing Bank, any Lender or any other Secured Party to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of the Borrower or any Guarantor for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, the Collateral Agent, the Issuing Bank, any Lender or any other Secured Party with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).

Section 7.04. Defenses Waived. To the fullest extent permitted by applicable law, each Guarantor hereby waives any defense based on or arising out of any defense of the Borrower or any Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of the Borrower or any Guarantor, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any Obligated Party, or any other Person. The Collateral Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Guarantor under this Guaranty, except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Obligated Party or any Collateral.
Section 7.05. Rights Of Subrogation. No Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any Collateral, until the Credit Parties have fully performed all their obligations to the Administrative Agent, the Issuing Bank, the Lenders and the other Secured Parties.
Section 7.06. Reinstatement; Stay Of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or otherwise, each Guarantor’s obligations under this Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Bank, the Lenders and/or any of the other Secured Parties are in possession of this Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Guarantors forthwith on demand by the applicable Secured Party.

Section 7.07. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs under this Guaranty, and agrees that neither the Administrative Agent, the Issuing Bank, any Lender nor any other Secured Party shall have any duty to advise any Guarantor of information known to it regarding those circumstances or risks.
Section 7.08. Taxes. (a) All payments of the Guaranteed Obligations will be made by each Guarantor free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that, if any Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender, Issuing Bank or other Secured Party (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Guarantor shall make such deductions and (iii) such Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
(b) The provisions of Sections 2.19(b), 2.19(c), 2.19(d), 2.19(e) and 2.19(f) shall apply with respect to each Guarantor and the Guaranteed Obligations in a manner corresponding to that which they apply to the Borrower and the payments and Obligations of the Borrower, mutatis mutandis.
Section 7.09. Maximum Liability. The provisions of this Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such liability shall, without any further action by the Guarantors or the Secured Parties, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”). This Section with respect to the Maximum Liability of each Guarantor is intended solely to preserve the rights of the Secured Parties to the maximum extent not subject to avoidance under applicable law, and no Guarantor nor any other Person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Guarantor hereunder shall not be rendered voidable under applicable law. Each Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the Secured Parties hereunder, provided that nothing in this sentence shall be construed to increase any Guarantors obligations hereunder beyond its Maximum Liability.

Section 7.10. Contribution. In the event any Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Guaranty, each other Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Pro Rata Share” of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Article 7, each Non-Paying Guarantor’s “Pro Rata Share” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non- Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrower after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Guarantor, the aggregate amount of all monies received by such Guarantor from the Borrower after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Guarantor’s Maximum Liability). Each of the Guarantors covenants and agrees that its right to receive any contribution under this Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations. This provision is for the benefit of both the Secured Parties and the Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.
Section 7.11. Liability Cumulative. The liability of each Guarantor under this Article 7 is in addition to and shall be cumulative with all liabilities of each Credit Party to the Administrative Agent, the Issuing Bank, the Lenders and the other Secured Parties under this Agreement and the other Credit Documents to which such Credit Party is a party or in respect of any obligations or liabilities of the other Credit Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

Section 7.12. Discharge of Guaranty Upon Sale of Guarantor. If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in a transaction permitted under this Agreement, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Secured Party or any other Person, effective as of the time of such sale or disposition.
ARTICLE 8
Events of Default
Section 8.01. Events of Default. If any one or more of the following conditions or events shall occur:
(a) Failure to Make Payments When Due. Failure by the Borrower to pay (i) when due any principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; (ii) when due any amount payable to Issuing Bank in reimbursement of any drawing under a Letter of Credit; or (iii) any interest on any Loan or any fee or any other amount due hereunder within five days after the date due; or
(b) Default in Other Agreements. (i) Failure of any Credit Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.01(a)) with an aggregate principal amount of $1,000,000 or more, beyond the grace period, if any, provided therefore; or (ii) breach or default by any Credit Party with respect to any other term of (A) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above or (B) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefore, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or redeemable) or required to be repurchased or defeased prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or
(c) Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 5.02 or Article 6; or
(d) Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e) Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in Section 8.01(a), 8.01(b) or 8.01(c), and such default shall not have been remedied or waived within thirty days after the earlier of (i) an officer of such Credit Party becoming aware of such default or (ii) receipt by the Borrower of notice from the Administrative Agent or any Lender of such default; or
(f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Holdings or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Holdings or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Holdings or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holdings or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for sixty days without having been dismissed, bonded or discharged; or
(g) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Holdings or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Holdings or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) Holdings or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Holdings or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.01(f); or

(h) Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $2,000,000 (in any case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Holdings or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of ninety days (or in any event later than five days prior to the date of any proposed sale thereunder); or
(i) Dissolution. Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of thirty days; or
(j) Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $2,000,000 during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 412(n) of the Internal Revenue Code or under ERISA;
(k) Change of Control. A Change of Control shall occur; or
(l) Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of the Collateral Agent or any Secured Party to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party;

then, and in every such event (other than an event with respect to the Borrower described in clause (f) or (g) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (A) (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (f) or (g) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; (B) cause the Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents; and (C) direct the Borrower to pay (and the Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in clause (f) or (g) of this Article to pay) to the Administrative Agent such additional amounts of cash, to be held as security for the Borrower’s reimbursement Obligations in respect of Letters of Credit then outstanding, equal to the LC Exposure at such time.
ARTICLE 9
The Administrative Agent
Section 9.01. Administration By Administrative Agent. Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Credit Documents, together with such actions and powers as are reasonably incidental thereto.
Section 9.02. Rights Of Administrative Agent. The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

Section 9.03. Liability Of Administrative Agent. (a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
(b) The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(c) The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent (except such as shall result from their respective gross negligence or willful misconduct).
Section 9.04. Reimbursement And Indemnification. Each Lender agrees (i) to reimburse the Administrative Agent for such Lender’s Applicable Percentage of any expenses and fees incurred by it under this Agreement and any of the Credit Documents, including, without limitation, counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, and any other expense incurred in connection with the operations or enforcement thereof, not reimbursed by the Borrower or the Guarantors and (2) to indemnify and hold harmless the Administrative Agent and any of its Related Parties, on demand, in the amount of its Applicable Percentage thereof, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it or any of them in any way relating to or arising out of any of the Credit Documents or any action taken or omitted by it or any of them under any of the Credit Documents to the extent not reimbursed by the Borrower or the Guarantors (except such as shall result from their respective gross negligence or willful misconduct).
Section 9.05. Successor Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Section 9.06. Independent Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or Agent and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.
For purposes of this Article 9, each reference to “Administrative Agent” shall be deemed a collective reference to the Administrative Agent and the Collateral Agent, and the provisions of this Article 9 shall apply to the Collateral Agent, mutatis mutandis.
ARTICLE 10
Miscellaneous
Section 10.01. Notices. (a) Except in the case of notices, requests and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices, requests and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
(i) if to a Credit Party, to American Reprographics Company, 700 North Central, Suite 550, Glendale, CA 91203, Attention of: Jonathan Mather, Chief Financial Officer (Telecopy No.: 808-500-1678), with a copy to: American Reprographics Company, 1981 North Broadway, Suite 385, Walnut Creek, CA 94596, Attention of: David Wallace, Legal Counsel (Telecopy No.: 925-949-5101);
(ii) if to the Administrative Agent or to the Issuing Bank, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin, 10th Floor, Houston, Texas 77002, Attention of: Maria R. Escobar, (Telecopy No.: 713-750-2782), with a copy to JPMorgan Chase Bank, N.A., 270 Park Avenue, New York 10017, Attention of: Anthony W. White, (Telecopy No.: 212-270-3279); and

(iii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications.
(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
Section 10.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower or any Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.
(b) No Credit Document or provision thereof may be waived, amended or modified except, in the case of this Agreement, by an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders or, in the case of any other Credit Document, by an agreement or agreements in writing entered into by the parties thereto with the consent of the Required Lenders; provided that no such agreement shall:
(i) increase the Commitment of any Lender without the written consent of such Lender;

(ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby;
(iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby;
(iv) change Section 2.20(b) or Section 2.20(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender;
(v) change any provision of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision of any Credit Document specifying the number or percentage of the Lenders (or Lenders of any Class) required to take any action thereunder or to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, or each Lender of such Class, as the case may be;
(vi) release any Guarantor from its Guaranty, or limit its liability in respect of its Guaranty, without the written consent of each Lender;
(vii) release all or substantially all of the Collateral from the Liens purported to be granted pursuant to the Collateral Documents, without the written consent of each Lender; or
(viii) change any provision of any Credit Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of the Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class;
provided further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be.

(c) Notwithstanding anything to the contrary contained in Section 10.02(b), in the event that the Borrower requests that this Agreement be modified or amended in a manner which would require the unanimous consent of all of the Lenders and such modification or amendment is agreed to by the Required Lenders, then with the consent of the Borrower and the Lenders that have agreed to such modification or amendment (such Lender or Lenders, collectively the “Approving Lenders”), the Borrower and the Approving Lenders shall be permitted to amend the Agreement without the consent of the Lender or Lenders which did not agree to the modification or amendment requested by the Borrower (such Lender or Lenders, collectively the “Minority Lenders”) to provide for (w) the termination of the Revolving Commitment (if any) of each of the Minority Lenders, (x) the addition to this Agreement of one or more other financial institutions (each of which shall be an Eligible Assignee), or an increase in the Revolving Commitment of one or more of the Approving Lenders, if necessary, so that the Total Revolving Commitments after giving effect to such amendment shall be in the same amount as the Total Revolving Commitments immediately before giving effect to such amendment, (y) if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new financial institutions and/or one or more of the Approving Lenders, as the case may be, as may be necessary to repay in full the outstanding Loans of the Minority Lenders, together with accrued interest and fees owing to the Minority Lenders, immediately before giving effect to such amendment and (z) such other modifications to this Agreement as may be appropriate.
Section 10.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Arrangers, each Agent and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Credit Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Arrangers, each Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Arrangers, each Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Credit Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify the Arrangers, each Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Credit Documents or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Holdings or any of its Subsidiaries, or any Environmental Claim or Environmental Liability related in any way to Holdings or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.
(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Arrangers, the Administrative Agent, the Syndication Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Arrangers, the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Arrangers, the Administrative Agent, the Syndication Agent, the Issuing Bank or the Swingline Lender in its capacity as such.
(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
(e) All amounts due under this Section shall be payable promptly after written demand therefor.

Section 10.04. Successors And Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) other than as is expressly provided for in Section 10.04(e), the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Arrangers, the Agents, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;
(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and
(C) the Issuing Bank, provided that no consent of the Issuing Bank shall be required for an assignment of all or any portion of a Term Loan.
(ii) Assignments shall be subject to the following additional conditions:
(A) any assignment of any portion of a Lender’s Revolving Commitment, Revolving Loans or Term Loans shall be made to an Eligible Assignee;

(B) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of a Term Loan, $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;
(C) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;
(D) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and
(E) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more individuals (each such individual, a “Credit Contact”) to whom all syndicate-level information (which may contain material non-public information about the Borrower and the Guarantors and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
For the purposes of this Section 10.04(b), the term “Approved Fund” has the following meaning:
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.17, 2.18, 2.19, 7.08 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Sections 2.04(c), 2.05(d), 2.05(e), 2.06(b), 2.20(d) or 10.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.17, 2.18, 2.19 and 7.08 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.20(c) as though it were a Lender.
(ii) A Participant shall not be entitled to receive any greater payment under Section 2.17, 2.19 or 7.08 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.19 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.19(e) as though it were a Lender.
(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Upon at least 15 days’ advance written notice to the Administrative Agent and the Lenders, the Borrower may assign all of its rights hereunder to wholly-owned Domestic Subsidiary of the Borrower (the “New Borrower”); provided that (i) the New Borrower shall own, at the time of such assignment, all or substantially all of the operating assets of the Borrower and its Subsidiaries, (ii) the New Borrower shall have assumed the Borrower’s obligations under this Agreement pursuant to documentation satisfactory to the Administrative Agent, (iii) the New Borrower shall be a party to this Agreement (or shall have become a party to this Agreement by executing a Joinder Agreement, (iv) the New Borrower shall be a party to the Security Agreement (or shall have become a party to the Security Agreement by executing a Security Agreement Supplement in the form attached as Exhibit A thereto) and shall have granted Liens on its assets in accordance with Section 2 thereof, which Liens (x) shall have the same priority as the other Transaction Liens and (y) shall have been perfected, (v) the Obligations of the New Borrower shall have been Guaranteed by Holdings and all of Holdings’ Domestic Subsidiaries (other than the New Borrower), (vi) no Default or Event of Default shall exist, (vii) the Administrative Agent and the Collateral Agent shall have received such evidence of good standing, corporate authority and the authorization of such assignment, delegation and assumption and such opinions of counsel as are reasonably requested and (viii) any such assignment shall not relieve the Borrower of any of its obligations under the New Facility.
Section 10.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.17, 2.18, 2.19, 7.08 and 10.03 and Article 9 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 10.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 3.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 10.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 10.08. Right Of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower and the Guarantors now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
Section 10.09. Governing Law; Jurisdiction; Consent To Service Of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.
(b) The Borrower and each Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or any Guarantor or any of their properties in the courts of any jurisdiction.

(c) The Borrower and each Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
Section 10.10. Waiver Of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 10.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12. Confidentiality. (a) Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 10.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER, ANY GUARANTOR OR THE Administrative Agent PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE GUARANTORS AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER, THE GUARANTORS AND THE Administrative Agent THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
Section 10.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”) shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
Section 10.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower and each of the Guarantors, which information includes the name and address of the Borrower and each Guarantor and other information that will allow such Lender to identify the Borrower and each Guarantor in accordance with the Act.
Section 10.15. Security Interests in Collateral; Sanctioned Entities. Notwithstanding the grant of a security interest in the Collateral to the Lenders, (i) no account, instrument, chattel paper or other obligation or property of any kind due from, owed by, or belonging to, a Sanctioned Person or Sanctioned Entity or (ii) any lease in which the lessee is a Sanctioned Person or Sanctioned Entity shall be Collateral.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

AMERICAN REPROGRAPHICS COMPANY, L.L.C.

By:	/s/ Kumarakulasingam Suriyakumar

Name: Kumarakulasingam Suriyakumar
Title: Chief Executive Officer

AMERICAN REPROGRAPHICS COMPANY

By:	/s/ Kumarakulasingam Suriyakumar

Name: Kumarakulasingam Suriyakumar
Title: Chief Executive Officer
-signature page to Credit and Guaranty Agreement-

1

GUARANTOR SUBSIDIARIES:
AMERICAN REPROGRAPHICS SOUTHEAST, LLC

	By:	/s/ Kumarakulasingam Suriyakumar

Name: Kumarakulasingam Suriyakumar
Title: Chief Executive Officer

A-C REPRODUCTION COMPANY

	By:	/s/ Kumarakulasingam Suriyakumar

Name: Kumarakulasingam Suriyakumar
Title: Chief Executive Officer

ARC ACQUISITION CORPORATION

	By:	/s/ Kumarakulasingam Suriyakumar

Name: Kumarakulasingam Suriyakumar
Title: Chief Executive Officer

BLUE PRINT SERVICE COMPANY, INC.

	By:	/s/ Kumarakulasingam Suriyakumar

Name: Kumarakulasingam Suriyakumar
Title: Chief Executive Officer

BPI REPRO, LLC

	By:	/s/ Kumarakulasingam Suriyakumar

Name: Kumarakulasingam Suriyakumar
Title: Chief Executive Officer
-signature page to Credit and Guaranty Agreement-

DUNN BLUE PRINT COMPANY

By:	/s/ Kumarakulasingam Suriyakumar

Name: Kumarakulasingam Suriyakumar
Title: Chief Executive Officer

E.PAVILION, L.L.C.

By:	/s/ Kumarakulasingam Suriyakumar

Name: Kumarakulasingam Suriyakumar
Title: Chief Executive Officer

ENGINEERING REPRO SYSTEMS, INC.

By:	/s/ Kumarakulasingam Suriyakumar

Name: Kumarakulasingam Suriyakumar
Title: Chief Executive Officer

FRANKLIN GRAPHICS CORPORATION

By:	/s/ Kumarakulasingam Suriyakumar

Name: Kumarakulasingam Suriyakumar
Title: Chief Executive Officer

GEORGIA BLUE PRINT COMPANY, L.L.C.

By:	/s/ Kumarakulasingam Suriyakumar

Name: Kumarakulasingam Suriyakumar
Title: Chief Executive Officer
-signature page to Credit and Guaranty Agreement-

LEET-MELBROOK, INC.

By:	/s/ Kumarakulasingam Suriyakumar

Name: Kumarakulasingam Suriyakumar
Title: Chief Executive Officer

LICENSING SERVICES INTERNATIONAL, LLC

By:	/s/ Kumarakulasingam Suriyakumar

Name: Kumarakulasingam Suriyakumar
Title: Chief Executive Officer

MBC PRECISION IMAGING, INC.

By:	/s/ Kumarakulasingam Suriyakumar

Name: Kumarakulasingam Suriyakumar
Title: Chief Executive Officer

MCKEE ENTERPRISES, INC.

By:	/s/ Kumarakulasingam Suriyakumar

Name: Kumarakulasingam Suriyakumar
Title: Chief Executive Officer

MIRROR PLUS TECHNOLOGIES, INC.

By:	/s/ Kumarakulasingam Suriyakumar

Name: Kumarakulasingam Suriyakumar
Title: Chief Executive Officer
-signature page to Credit and Guaranty Agreement-

OCB, LLC

By:	/s/ Kumarakulasingam Suriyakumar

Name: Kumarakulasingam Suriyakumar
Title: Chief Executive Officer

OLYMPIC REPROGRAPHICS, LLC

By:	/s/ Kumarakulasingam Suriyakumar

Name: Kumarakulasingam Suriyakumar
Title: Chief Executive Officer

PENINSULA BLUEPRINT, INC.

By:	/s/ Kumarakulasingam Suriyakumar

Name: Kumarakulasingam Suriyakumar
Title: Chief Executive Officer

PLANWELL, LLC

By:	/s/ Kumarakulasingam Suriyakumar

Name: Kumarakulasingam Suriyakumar
Title: Chief Executive Officer

QUALITY REPROGRAPHIC SERVICES, INC

By:	/s/ Kumarakulasingam Suriyakumar

Name: Kumarakulasingam Suriyakumar
Title: Chief Executive Officer
-signature page to Credit and Guaranty Agreement-

REPROGRAPHICS NORTHWEST, LLC

By:		/s/ Kumarakulasingam Suriyakumar

Name: Kumarakulasingam Suriyakumar
Title: Chief Executive Officer

RHODE ISLAND BLUEPRINT CO.

By:		/s/ Kumarakulasingam Suriyakumar

Name: Kumarakulasingam Suriyakumar
Title: Chief Executive Officer

RIDGWAY’S GP, LLC

By:		/s/ Kumarakulasingam Suriyakumar

Name: Kumarakulasingam Suriyakumar
Title: Chief Executive Officer

RIDGWAY’S, LTD.

	By:	Ridgway’s GP, LLC,
its General Partner

By:		/s/ Kumarakulasingam Suriyakumar

Name: Kumarakulasingam Suriyakumar
Title: Chief Executive Officer

SUBHUB, INC.

By:		/s/ Kumarakulasingam Suriyakumar

Name: Kumarakulasingam Suriyakumar
Title: Chief Executive Officer
-signature page to Credit and Guaranty Agreement-

THE PEIR GROUP, LLC

By:	/s/ Kumarakulasingam Suriyakumar

Name: Kumarakulasingam Suriyakumar
Title: Chief Executive Officer

THE PEIR GROUP INTERNATIONAL, LLC

By:	/s/ Kumarakulasingam Suriyakumar

Name: Kumarakulasingam Suriyakumar
Title: Chief Executive Officer

T-SQUARE EXPRESS, INC.

By:	/s/ Kumarakulasingam Suriyakumar

Name: Kumarakulasingam Suriyakumar
Title: Chief Executive Officer

WESTERN BLUE PRINT COMPANY, L.L.C.

By:	/s/ Kumarakulasingam Suriyakumar

Name: Kumarakulasingam Suriyakumar
Title: Chief Executive Officer

WILCO REPROGRAPHICS, INC.

By:	/s/ Kumarakulasingam Suriyakumar

Name: Kumarakulasingam Suriyakumar
Title: Chief Executive Officer
-signature page to Credit and Guaranty Agreement-

ADMINISTRATIVE AGENT, SWINGLINE LENDER, ISSUING BANK AND LENDERS:

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Swingline Lender, Issuing Lender and Lender

By:	/s/ Anthony W. White

Authorized Signatory
-signature page to Credit and Guaranty Agreement-

WACHOVIA BANK, NATIONAL ASSOCIATION, as Revolving Lender

By:	/s/ Karin E. Samuel

Name: Karin E. Samuel
Title: Vice President

Bank of America, N.A. as Revolving Lender

By:	/s/ Thomas Hopkins

Name: Thomas Hopkins, SVP
Title: Credit Products Officer

WELLS FARGO BANK, N.A., as Revolving Lender

By:	/s/ Keith W. Endersen

Name: Keith W. Endersen
Title: Vice President

Sumitomo Mitsui Banking Corporation, as Revolving Lender

By:	/s/ Leo E. Pagarigan

Name: Leo E. Pagarigan
Title: General Manager

THE BANK OF NOVA SCOTIA, as Revolving Lender

By:	/s/ Chris Osborn

Name: Chris Osborn
Title: Managing Director
-signature page to Credit and Guaranty Agreement-

Guaranty Bank, as Revolving Lender

By:	/s/ Jeremy Jackson

Name: Jeremy Jackson
Title: Vice President

KBC Bank, N.V., as Revolving Lender

By:	/s/ William Cavanaugh

Name: William Cavanaugh
Title: Vice President

KBC Bank, N.V., as Revolving Lender

By:	/s/ Thomas G. Jackson

Name: Thomas G. Jackson
Title: First Vice President

Union Bank of California, N.A., as Revolving Lender

By:	/s/ Peter Thompson

Name: Peter Thompson
Title: Vice President

MANUFACTURERS BANK, as Revolving Lender

By:	/s/ Maureen Kelly

Name: Maureen Kelly
Title: Vice President

State Bank of India, as Revolving Lender

By:	/s/ Prabodh Parikh

Name: Prabodh Parikh
Title: Vice President & Head (Credit)
-signature page to Credit and Guaranty Agreement-

The Northern Trust Company, as Revolving Lender

By:	/s/ Christopher Mata

Name: Christopher Mata
Title: Officer

WACHOVIA BANK, NATIONAL ASSOCIATION, as Revolving Lender

By:	/s/ Karin L. Samuel

Name: Karin L. Samuel
Title: Vice President

Bank of America, N.A., as Term Lender

By:	/s/ Thomas Hopkins

Name: Thomas Hopkins, SVP
Title: Credit Products Officer

WELLS FARGO BANK, N.A., as Term Lender

By:	/s/ Keith W. Endersen

Name: Keith W. Endersen
Title: Vice President

Sumitomo Mitsui Banking Corporation, as Term Lender

By:	/s/ Leo E. Pagarigan

Name: Leo E. Pagarigan
Title: General Manager

SCOTIABANC INC, as Term Lender

By:	/s/ J. F. Todd

Name: J. F. Todd
Title: Managing Director
-signature page to Credit and Guaranty Agreement-

Guaranty Bank, as Term Lender

By:	/s/ Jeremy Jackson

Name: Jeremy Jackson
Title: Vice President

KBC Bank, N.V., as Term Lender

By:	/s/ William Cavanaugh

Name: William Cavanaugh
Title: Vice President

KBC Bank, N.V., as Term Lender

By:	/s/ Thomas G. Jackson

Name: Thomas G. Jackson
Title: First Vice President

Union Bank of California, N.A., as Term Lender

By:	/s/ Peter Thompson

Name: Peter Thompson
Title: Vice President

State Bank of India, as Term Lender

By:	/s/ Prabodh Parikh

Name: Prabodh Parikh
Title: Vice President & Head (Credit)

MANUFACTURERS BANK, as Term Lender

By:	/s/ Maureen Kelly

Name: Maureen Kelly
Title: Vice President
-signature page to Credit and Guaranty Agreement-

The Northern Trust Company, as Term Lender

By:	/s/ Christopher Mata

Name: Christopher Mata
Title: Officer

APPENDIX A TO THE
CREDIT AND GUARANTY AGREEMENT
PRICING SCHEDULE
“Applicable Rate” means, for any day, for purposes of calculating interest on Loans and commitment fees on the Unused Revolving Commitments, the rate per annum set forth under the relevant column heading below based upon the Leverage Ratio as of the relevant date of determination:

	ABR	Eurodollar	Commitment
Leverage Ratio	Spread	Spread	Fee Rate
Category 1 Less than or equal to 2.00 to 1.00	0.25%	1.25%	0.30%

Category 2 Greater than 2.00 to 1.00 but less than or equal to 2.50 to 1.00	0.50%	1.50%	0.375%

Category 3 Greater than 2.50 to 1.00	0.75%	1.75%	0.50%
Each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective with respect to Unused Revolving Commitments and all Loans and Letters of Credit outstanding on or after the date of delivery to the Administrative Agent of the financial statements and certificates required by Section 5.01(a) or 5.01(b) and Section 5.01(c), respectively, indicating such change until the date immediately preceding the next date of delivery of such financial statements and certificates indicating another such change. Notwithstanding the foregoing, until Holdings shall have delivered the financial statements and certificates required by Section 5.01(a) and Section 5.01(c), respectively, for the Fiscal Quarter ended on June 30, 2008, the Leverage Ratio shall be deemed to be in Category 3 for purposes of determining the Applicable Rate. In addition, at any time during which Holdings has failed to deliver the financial statements and certificates required by Section 5.01(a) or 5.01(b) and Section 5.01(c), respectively, the Leverage Ratio shall be deemed to be in Category 3 for purposes of determining the Applicable Rate.

APPENDIX B
TO CREDIT AND GUARANTY AGREEMENT
Commitment Schedule

TOTAL REVOLVING LOAN COMMITMENTS
Revolving Lenders	Revolving Commitment ($)
JPMorgan Chase Bank, N.A.	11,785,714.30
Wachovia Bank, National Association	10,714,285.71
Bank of America, N.A.	10,714,285.71
Wells Fargo Bank, N.A.	10,714,285.71
Sumitomo Mitsui Banking Corporation	6,428,571.43
The Bank of Nova Scotia	5,357,142.86
Guaranty Bank	4,285,714.29
KBC Bank, N.V.	4,285,714.29
Union Bank of California, N.A.	3,214,285.71
State Bank of India	3,214,285.71
Manufacturers Bank	2,142,857.14
The Northern Trust Company	2,142,857.14

Total	75,000,000.00

INITIAL TERM LOAN COMMITMENTS
Term Lenders	Initial Term Loan Commitment ($)
JPMorgan Chase Bank, N.A.	43,214,285.70
Wachovia Bank, National Association	39,285,714.29
Bank of America, N.A.	39,285,714.29
Wells Fargo Bank, N.A.	39,285,714.29
Sumitomo Mitsui Banking Corporation	23,571,428.57
Scotiabanc Inc.	19,642,857.14
Guaranty Bank	15,714,285.71
KBC Bank, N.V.	15,714,285.71
Union Bank of California, N.A.	11,785,714.29
State Bank of India	11,785,714.29
Manufacturers Bank	7,857,142.86
The Northern Trust Company	7,857,142.86

Total	275,000,000.00

EXHIBIT A TO THE
CREDIT AND GUARANTY AGREEMENT
COMPLIANCE CERTIFICATE

To:	The Administrative Agent and the Lenders party to the Credit Agreement described below
This Compliance Certificate is furnished pursuant to that certain Credit and Guaranty Agreement, dated as of December 6, 2007 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used as therein defined), among American Reprographics Company, L.L.C., a California limited liability company (the “Borrower”), and American Reprographics Company, a Delaware corporation (“Holdings”), and certain Subsidiaries of the Borrower, as Guarantors, the financial institutions from time to time party hereto, as Lenders, and JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity the “Administrative Agent”) and Collateral Agent.
THE UNDERSIGNED HEREBY CERTIFIES THAT:
1. I am the duly elected Chief Financial Officer of Holdings.
2. I have reviewed and am familiar with the contents of this Compliance Certificate.
3. I have reviewed the terms of the Credit Agreement and, to the extent applicable, the other Credit Documents, and I have made, or have caused to be made under my supervision, a detailed review of the transactions and condition of Holdings and its Subsidiaries during the accounting period covered by the financial statements attached hereto as Attachment 1. [Such financial statements present fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes].1
4. The examinations described in paragraph 3 did not disclose, [except as set forth below,] and I have no knowledge of (i) the existence of any condition or event which constitutes a Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate or (ii) any change in GAAP or in the application thereof that has occurred since the date of the audited financial statements referred to in Section 5.01(b) of the Credit Agreement.

[1]	For quarterly certificates.

EXHIBIT A-1

[Describe exceptions by listing, in detail, the (i) nature of the condition or event, the period during which it has existed and the action which Holdings has taken, is taking, or proposes to take with respect to each such condition or event or (ii) the change in GAAP or the application thereof and the effect of such change on the attached financial statements]
5. I hereby certify that since the date of the most recent Compliance Certificate delivered pursuant to Section 5.01(c) of the Credit Agreement, no Credit Party has changed (i) its name, (ii) its chief executive office, (iii) principal place of business, (iv) the type of entity it is or (v) its state of incorporation or organization without having complied with Section 4(b) and Section 4(c) of the Security Agreement. [To the extent any such changes have occurred, they are described below:]
[Describe changes]
6. [The following][No] Intellectual Property has been acquired by the Credit Parties since the date of the most recent report delivered pursuant to Section 5.01(c) of the Credit Agreement[:]
[Describe acquired Intellectual Property].
7. The financial covenant and Available Amount calculations set forth on the following Schedules I, II and III are based on the financial statements attached hereto as Attachment 1. All of such data and calculations are true, complete and correct.
The foregoing certifications, together with the computations set forth in Schedules I, II and III and the financial statements delivered with this Certificate in support hereof, are made and delivered this  _____  day of  _____  ,  _____  pursuant to Section 5.01(c) of the Credit Agreement.

AMERICAN REPROGRAPHICS COMPANY, L.L.C.
By:
	Name:	Jonathan Mather
	Title:	Chief Financial Officer

EXHIBIT A-2

ATTACHMENT 1
to Compliance Certificate
[Attach Financial Statements]

SCHEDULE I
to Compliance Certificate

(a)	Interest Coverage Ratio (Section 6.07(a))

The ratio of (in each case for the four consecutive fiscal quarters ending on such date):

	(i)	Consolidated Adjusted EBITDAR*		$

to

	(ii)	the sum of

		(A)	Consolidated Cash Interest Expense*

plus

		(B)	Consolidated Rental Payments*

			Subtotal	$

Ratio:

	(must not be less than [see appropriate period in Section 6.07(a)]))			___ to 1.0

(b)	Fixed Charge Coverage Ratio (Section 6.07(b))

The ratio of (in each case for the four consecutive fiscal quarters ending on such date):

	(i)	(A)	Consolidated Adjusted EBITDAR*	$

minus

		(B)	Consolidated Capital Expenditures*	$

minus

		(C)	Provision for current taxes, actually paid in cash*	$

			Subtotal	$

to

	(ii)	Consolidated Fixed Charges*		$

Ratio:

	(must not be less than)			1.1 to 1.0

*	See Schedule II for calculations

(c)	Leverage Ratio (Section 6.07(c))

The ratio of:

	(i) Consolidated Total Debt* as of such date	$

to

	(ii) Consolidated Adjusted EBITDA*, for the four fiscal quarters ending on such date	$

Ratio:

	(must not be greater than [see appropriate period in Section 6.07(c)]))	___ to 1.0

(d)	[Consolidated Capital Expenditures (Section 6.07(d))][1]

	Consolidated Capital Expenditures*, for the Fiscal Year	$

	Maximum Capital Expenditures*, for the Fiscal Year	$

(e)	Available Amount
[See Schedule III]

*	See Schedule II for calculations

[1]	Fiscal Year Compliance Certificates only.

EXHIBIT A-5

SCHEDULE II
to Compliance Certificate
The information described herein is as of                       _____  ,  _____  , and pertains to the period from                       _____  ,  _____  to                       _____  ,  _____  ..
Covenant Calculations

1.	Consolidated Adjusted EBITDA: (i) - (ii)

	(i)	(a)	Consolidated Net Income:	$[ , , ]

Plus

		(b)	Consolidated Interest Expense:	$[ , , ]

		(c)	provisions for taxes based on income:	$[ , , ]

		(d)	total depreciation expense:	$[ , , ]

		(e)	total amortization expense:	$[ , , ]

		(f)	other non-Cash items reducing Consolidated Net Income[3]:	$[ , , ]

Minus

	(ii)	other non-Cash items increasing Consolidated Net Income[4]:		$[ , , ]

			Consolidated Adjusted EBITDA:	$[ , , ]

[3]	Excluding any such non-Cash item to the extent that it represents an accrual or reserve for potential Cash items in any future period or amortization of a prepaid Cash item that were paid in a prior period.

[4]	Excluding any such non-Cash item to the extent it represents the reversal of an accrual or reserve for potential Cash item in any prior period.

EXHIBIT A-6

2.	Consolidated Adjusted EBITDAR: (i) + (ii)

	(i)	Consolidated Adjusted EBITDA:	$[ , , ]

Plus

	(ii)	Consolidated Rental Payments:	$[ , , ]

		Consolidated Adjusted EBITDAR:	$[ , , ]

3.	Consolidated Fixed Charges: (i) + (ii) + (iii) + (iv) + (v)

	(i)	Consolidated Cash Interest Expense:	$[ , , ]

	(ii)	scheduled payments of principal on Consolidated Total Debt:	$[ , , ]

	(iii)	Consolidated Rental Payments:	$[ , , ]

	(iv)	payments of Earn-Out Obligations required to be made by the Borrower or any of its Subsidiaries for such period:	$[ , , ]

	(v)	scheduled debt repayments required to be made by the Borrower or any of its Subsidiaries under the Seller Subordinated Notes for such period:	$[ , , ]

		Consolidated Fixed Charges:	$[ , , ]

4.	Consolidated Capital Expenditures:		$[ , , ]

5.	Provision for Current Taxes Actually Paid in Cash		$[ , , ]

6.	Consolidated Current Assets:		$[ , , ]

7.	Consolidated Current Liabilities:		$[ , , ]

EXHIBIT A-7

8.	[Consolidated Excess Cash Flow:[5] (i) - (ii)

	(i)	(a)	Consolidated Adjusted EBITDA:	$[ , , ]

plus

		(b)	Consolidated Working Capital Adjustment:	$[ , , ]

minus

	(ii)	(a)	voluntary and scheduled repayments of Consolidated Total Debt[6]:	$[ , , ]

		(b)	Consolidated Capital Expenditures[7]:	$[ , , ]

		(c)	Consolidated Cash Interest Expense:	$[ , , ]

		(d)	the provision for current taxes based on income of Holdings and its Subsidiaries and payable in cash with respect to such period:	$[ , , ]

		(e)	the cash portion of any payment of any Earn-Out Obligation made by the Borrower during such period:	$[ , , ]

		(f)	any scheduled repayments under any Seller Subordinated Notes made by the Borrower made in Cash during such period:	$[ , , ]

		(g)	the cash portion of any payment made with respect to a Permitted Acquisition completed during such period:	$[ , , ]

		h)	the cash portion of any payments made during such period in connection with any repurchases of Holdings’ Capital Stock from deceased, disabled, terminated or retired employees permitted under Section 6.04(e):	$[ , , ]

[5]	Annual Compliance Certificates only.

[6]	Excluding (i) repayments of Revolving Loans or Swing Line Loans except to the extent such the Revolving Commitments are permanently reduced in connection with such repayments.

[7]	Net of any proceeds of any sales of assets used to finance such expenditures.

EXHIBIT A-8

			Consolidated Excess Cash Flow:	$[ , , ]

9.	Consolidated Interest Expense:			$[ , , ]

10.	Consolidated Net Income: (i) - (ii)

	(i)	the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP:		$[ , , ]

Minus

	(ii)	(a)
the income (or loss) of any Person (other than a Subsidiary of Holdings) in which any other Person (other than Holdings or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Holdings or any of its Subsidiaries by such Person during such period:
$[ , , ]

(b)
the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries or that Person’s assets are acquired by Holdings or any of its Subsidiaries:
$[ , , ]

(c)
the income of any Subsidiary of Holdings to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary:
$[ , , ]

		(d)	any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan:	$[ , , ]

EXHIBIT A-9

		(e) to the extent not included in clauses (ii)(a) though (d) above, any net extraordinary gains or net non-cash extraordinary losses:	$[ , , ]

		Consolidated Net Income:	$[ , , ]

11.	Consolidated Rental Payments:		$[ , , ]

12.	Consolidated Total Debt:		$[ , , ]

13.	Consolidated Working Capital: (i) - (ii) =		$[ , , ]

	(i)	Consolidated Current Assets:	$[ , , ]

	(ii)	Consolidated Current Liabilities:	$[ , , ]

14.	Consolidated Working Capital Adjustment: (i) - (ii) =		$[ , , ]

	(i)	Consolidated Working Capital as of the beginning of such period:	$[ , , ]

	(ii)	Consolidated Working Capital as of the end of such period:	$[ , , ]

18.	Maximum Consolidated Capital Expenditures: (i) + (ii)

	(i)	Permitted Consolidated Capital Expenditures for current Fiscal Year:	$[ , , ]

	(ii)	the excess, if any, (but in no event more than $1,000,000 of such amount for the previous Fiscal Year (as adjusted in accordance with this proviso) over the actual amount of Consolidated Capital Expenditures for such previous Fiscal Year:	$[ , , ]

		Maximum Capital Expenditures	$[ , , ]

EXHIBIT A-10

SCHEDULE III
to Compliance Certificate
Computations to determine
Available Amount as of
____________, ______
[form to be provided separately]

EXHIBIT A-11

EXHIBIT B TO THE
CREDIT AND GUARANTY AGREEMENT
OPINIONS OF COUNSEL
[see execution copies]

EXHIBIT B

EXHIBIT C TO THE
CREDIT AND GUARANTY AGREEMENT
FORM OF ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as may be amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, any Letters of Credit, guarantees, and Swingline Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

EXHIBIT C-1

1.	Assignor:

2.	Assignee:

[and is an Affiliate/Approved Fund of [identify Lender]8]

3.	Borrower:	American Reprographics Company, L.L.C.,

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the Administrative Agent under the Credit Agreement

5.	Credit Agreement:	The Credit and Guaranty Agreement dated as of December 6, 2007 among American Reprographics Company, L.L.C. (the “Borrower”), American Reprographics Company and certain Subsidiaries of the Borrower, as Guarantors, the financial institutions from time to time party hereto, as Lenders, and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent.

6.	Assigned Interest:

	Aggregate Amount of	Amount of
	Commitment/Loans for	Commitment/Loans	Percentage Assigned of
Facility Assigned	all Lenders	Assigned	Commitment/Loans[9]
Revolving Commitment	$75,000,000	$	%
Term Loans	$275,000,000	$	%
Effective Date:                       _____  , 20  _____  [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[8]	Select as applicable.

[9]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

EXHIBIT C-2

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Credit Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Title:

EXHIBIT C-3

[Consented to and]10 Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By

Title:

[JPMORGAN CHASE BANK, N.A.,][11] as Issuing Bank

By

Title:

[Consented to:][12]

[AMERICAN REPROGRAPHICS COMPANY, L.L.C.,] as Borrower

By

Title:

[10]	To be added only if consent is required by the terms of the Credit Agreement.

[11]	To be added only if consent is required by the terms of the Credit Agreement.

[12]	To be added only if consent is required by the terms of the Credit Agreement.

EXHIBIT C-4

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1. Representations and Warranties.
1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.
1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Sections 3.01(h), 5.01(a) and 5.01(b) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest and (vi) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

EXHIBIT C-5

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.
Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT C-6

EXHIBIT D TO THE
CREDIT AND GUARANTY AGREEMENT
CLOSING DATE CERTIFICATE
THE UNDERSIGNED HEREBY CERTIFY AS FOLLOWS:
1. We are, respectively, the chief executive officer and the chief financial officer of American Reprographics Company, L.L.C. (the “Borrower”) and American Reprographics Company (“Holdings”).
2. Reference is made to the Credit and Guaranty Agreement, dated as of December 6, 2007 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), among American Reprographics Company, L.L.C., a California limited liability company (the “Borrower”), American Reprographics Company, a Delaware corporation (“Holdings”), and certain Subsidiaries of the Borrower, as the Guarantors, the financial institutions from time to time party thereto, as Lenders and JPMorgan Chase Bank, N.A., as Issuing Bank, as Swingline Lender and as the Administrative Agent (in such capacity, the “Administrative Agent”) and as the Collateral Agent (in such capacity, the "Collateral Agent”) for the Lenders.
3. We have reviewed the terms of Article 3 of the Credit Agreement and the definitions and provisions contained in such Credit Agreement relating thereto, and in our opinion we have made, or have caused to be made under our supervision, such examination or investigation as is necessary to enable us to express an informed opinion as to the matters referred to herein.
4. Based upon our review and examination described in paragraph 3 above, we certify, on behalf of Holdings and the Borrower, that:
(i) as of the Closing Date, the representations and warranties contained in each of the Credit Documents are true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true, correct and complete in all material respects on and as of such earlier date;
(ii) as of the Closing Date, no injunction or other restraining order shall have been issued and no hearing to cause an injunction or other restraining order to be issued shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the borrowings contemplated under the Credit Agreement;

EXHIBIT D-1

(iii) as of the Closing Date, no event has occurred and is continuing or would result from the consummation of the borrowings contemplated under the Credit Agreement that would constitute an Event of Default or a Default; and
(iv) as of the Closing Date, no event has occurred and is continuing which constitutes a Default or an Event of Default under the Related Agreements (as defined in the Credit Agreement).
5. Attached as Annex A hereto are true and complete (and, where applicable, executed and conformed) copies of each of the Existing Seller Subordinated Notes and the Existing Earn-Out Obligations. Except as set forth herein there have been no material amendments to those Existing Seller Subordinated Notes and the Existing Earn-Out Obligations.
6. Each Credit Party has requested the counsel listed on Annex B hereto to deliver to Agents and Lenders on the Closing Date favorable written opinions setting forth substantially all the matters in the form of opinion designated in Exhibit B annexed to the Credit Agreement, and as to such other matters as Administrative Agent may reasonably request.
[Remainder of page intentionally left blank.]

EXHIBIT D-2

The foregoing certifications are made and delivered as of December 6, 2007.

AMERICAN REPROGRAPHICS COMPANY, L.L.C.
By:
Name:
Title:

AMERICAN REPROGRAPHICS COMPANY
By:
Name: Title:

EXHIBIT D-3

Annex A
Existing Seller Subordinated Notes and Existing Earn-Out Obligations

EXHIBIT D-A

Annex B
List of Counsel

EXHIBIT D-B

EXHIBIT E TO THE
CREDIT AND GUARANTY AGREEMENT
COUNTERPART AGREEMENT
This COUNTERPART AGREEMENT, dated [  _____  , 200_] (this “Counterpart Agreement”) is delivered pursuant to that certain Credit and Guaranty Agreement, dated as of December 6, 2007 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), among American Reprographics Company, L.L.C., a California limited liability company (the “Borrower”), American Reprographics Company, a Delaware corporation (“Holdings”), and certain Subsidiaries of the Borrower, as Guarantors, the financial institutions from time to time party thereto, as Lenders, and JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) and as Collateral Agent (in such capacity, the “Collateral Agent”) for the Lenders.
Section 1. Pursuant to Section 5.10 of the Credit Agreement, the undersigned hereby:
(a) agrees that this Counterpart Agreement may be attached to the Credit Agreement and that by the execution and delivery hereof, the undersigned becomes a Guarantor under the Credit Agreement and agrees to be bound by all of the terms thereof;
(b) represents and warrants that each of the representations and warranties set forth in the Credit Agreement and each other Credit Document applicable to the undersigned is true and correct in all material respects both before and after giving effect to this Counterpart Agreement, except to the extent that any such representation and warranty relates solely to any earlier date, in which case such representation and warranty is true and correct as of such earlier date;
(c) no event has occurred or is continuing as of the date hereof, or will result from the transactions contemplated hereby on the date hereof, that would constitute an Event of Default or a Default; and
(d) agrees to irrevocably and unconditionally guaranty the due and punctual payment in full of all Guaranteed Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) and in accordance with Article 7 of the Credit Agreement.

EXHIBIT E-1

Section 2. The undersigned agrees from time to time, upon request of Administrative Agent, to take such additional actions and to execute and deliver such additional documents and instruments as Administrative Agent may reasonably request to effect the transactions contemplated by, and to carry out the intent of, this Counterpart Agreement. Neither this Counterpart Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Counterpart Agreement) against whom enforcement of such change, waiver, discharge or termination is sought. Any notice or other communication herein required or permitted to be given shall be given pursuant to Section 10.01 of the Credit Agreement, and all for purposes thereof, the notice address of the undersigned shall be the address as set forth on the signature page hereof. In case any provision in or obligation under this Counterpart Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
THIS COUNTERPART AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

EXHIBIT E-2

IN WITNESS WHEREOF, the undersigned has caused this Counterpart Agreement to be duly executed and delivered by its duly authorized officer as of the date above first written.

[NAME OF SUBSIDIARY]
By:
Name:
Title:

Address for Notices:

Attention:
Telecopier

with a copy to:

Attention:
Telecopier

ACKNOWLEDGED AND ACCEPTED, as of the date above first written:

JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent

By:

Name:
Title:

EXHIBIT E-3

EXHIBIT F TO THE
CREDIT AND GUARANTY AGREEMENT
FORM OF SECURITY AGREEMENT
[see execution version]

EXHIBIT F

EXHIBIT G TO THE
CREDIT AND GUARANTY AGREEMENT
FORM OF BORROWING REQUEST
JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders
   referred to below,
[Address]
Attention of [Loan and Agency Services Group]
________, ____
Ladies and Gentlemen:
The undersigned, American Reprographics Company, L.L.C., a Delaware limited liability company (the “Borrower”), refers to the Credit and Guaranty Agreement among American Reprographics Company, L.L.C., as Borrower, American Reprographics Company and certain Subsidiaries of the Borrower, as Guarantors, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent (the “Credit Agreement”) [to be] dated [on or about] December 6, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection sets forth on the following page the terms on which such Borrowing is requested to be made:

EXHIBIT G

(A)	Date of Borrowing (which is a Business Day)

(B)	Principal Amount of Borrowing[1]	$

(C)	Type of Borrowing[2]

(D)	Interest Period and the last day thereof[3]

(E)	Funds are requested to be disbursed to the account specified below:
Bank Name:  _____
Account Name:  _____
Account Number:  _____

AMERICAN REPROGRAPHICS COMPANY, L.L.C.
By:
Name:
Title:

[1]	In an amount equal to (i) in respect of Eurodollar Borrowings, an integral multiple of $500,000 and not less than $2,000,000 or (ii) in respect of ABR Borrowings, an integral multiple of $100,000 and not less than $500,000 or, in the case of a Revolving Borrowing, the entire unused balance of the Total Revolving Credit Commitments.

[2]	Specify (i) Revolving Borrowing, Swingline Borrowing or Initial Term Borrowing and (ii) Eurodollar Borrowing or ABR Borrowing.

[3]	Which shall be subject to the definition of “Interest Period” and Sections 2.03 and/or 2.06 of the Credit Agreement and shall end not later than the Maturity Date (applicable for Eurodollar Borrowings only).

EXHIBIT G

EXHIBIT H TO THE
CREDIT AND GUARANTY AGREEMENT
FORM OF SELLER SUBORDINATION AGREEMENT
This Seller Subordination Agreement (this “Agreement”), dated as of  _____  , 200  _____  , is entered into by and between AMERICAN REPROGRAPHICS COMPANY, L.L.C., a California limited liability company (the “Buyer”) and [NAME OF SELLER] (the “Seller”) for the benefit of the Senior Lenders (as defined herein).
WHEREAS, the Buyer and the Seller have entered into that certain (Asset/Stock Purchase Agreement dated as of [  _____  , 200_],] [INSERT DESCRIPTION OF ALL SELLER SUBORDINATED NOTES AND CONSULTING, EMPLOYMENT AND LEASE AGREEMENTS WHICH PROVIDE FOR EXTRAORDINARY PAYMENTS TO THE SELLER OR ITS AFFILIATES IN CONNECTION WITH THE PURCHASE AGREEMENT] (collectively, the “Purchase Documents”); and
WHEREAS, the Seller has agreed to subordinate the Subordinated Obligations (as defined below) to the Senior Indebtedness (as defined below) on the terms and subject to the conditions hereof;
WHEREAS, reference is hereby made to the Credit and Guaranty Agreement, dated as of December 6, 2007 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), among American Reprographics Company, L.L.C., a California limited liability company (the “Borrower”), American Reprographics Company, a Delaware corporation (“Holdings”), and certain Subsidiaries of the Borrower, as the Guarantors, the financial institutions from time to time party thereto, as Lenders and JPMorgan chase bank, N.A., as Issuing Bank, as Swingline Lender and as the Administrative Agent (in such capacity, the “Administrative Agent”) and as the Collateral Agent (in such capacity, the “Collateral Agent”) for the Lenders; and
NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer and the Seller agree as follows:
1. Definitions. As used herein, the following terms shall have the following meanings:
“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

EXHIBIT H-1

“Senior Agent” shall mean JPMorgan Chase Bank, N.A., as the Administrative Agent for the Lenders under the Senior Credit Agreement, and its successors in such capacity, or if there is then no acting Administrative Agent under the Senior Credit Agreement, financial institutions or other Persons holding a majority in principal amount of the outstanding Senior Indebtedness under the Senior Credit Agreement.
“Senior Credit Agreement” shall mean the Credit and Guaranty Agreement, dated as of December 6, 2007, by and among the Buyer, Holdings, certain Subsidiaries of the Buyer, as guarantors, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and as Collateral Agent, as amended, restated, modified or supplemented from time to time, together with any credit agreement or similar document from time to time executed by the Buyer, Holdings and/or any of their respective subsidiaries to evidence any Refinancing (as defined in the definition of Senior Indebtedness) or successive Refinancings.
“Senior Debt Documents” shall mean the Senior Credit Agreement and all other documents and instruments evidencing, governing, guarantying, creating or securing any Senior Indebtedness under the Senior Credit Agreement and under any other Senior Indebtedness.
“Senior Indebtedness” shall mean (i) all Obligations (as defined in the Senior Credit Agreement) now or hereafter incurred pursuant to and in accordance with the Senior Debt Documents relating to the Senior Credit Agreement, including any principal, prepayment charges, interest (including, without limitation, interest accruing after the filing of a petition initiating any proceeding under the Bankruptcy Code, whether or not allowed as a claim in such proceeding), fees, indemnities and reimbursement of fees, expenses and other amounts, and (ii) any indebtedness and other obligations incurred for the purpose of refinancing, restructuring, extending or renewing (collectively, “Refinancing”) the obligations of the Buyer under the Senior Credit Agreement as set forth in clause (i) above.
“Senior Lenders” shall mean the financial institutions and/or other Persons party to, or holders of any Indebtedness outstanding under, the Senior Credit Agreement as “Lenders” from time to time.

EXHIBIT H-2

2. Subordination.
(a) Agreement to Subordinate. The Buyer and the Seller (for itself and each future holder of Subordinated Obligations) hereby agree that the indebtedness of the Buyer and any of its subsidiaries evidenced by [INSERT REFERENCES TO THE SELLER SUBORDINATED NOTES AND THE RELEVANT PROVISIONS OF THE PURCHASE AGREEMENT AND RELATED DOCUMENTS WITH RESPECT TO ANY ADDITIONAL EARNOUT OBLIGATIONS (AS DEFINED IN THE SENIOR CREDIT AGREEMENT) AND TO ANY EXTRAORDINARY PAYMENTS TO THE SELLER OR ITS AFFILIATES] and all rights or claims arising out of or associated with such indebtedness (the “Subordinated Obligations”), shall be junior and subordinate in right of payment to the prior payment in full in cash of all Senior Indebtedness, in accordance with the provisions of this Section 2; provided, however, that except as provided in sections 2(b) and 2(c) below the Buyer may pay and the Seller may receive and retain payments which are currently due under the Subordinated Obligations. Each holder of Senior Indebtedness shall be deemed to have acquired Senior Indebtedness in reliance upon the agreements of the Buyer and the Seller contained in this Section 2. The provisions of this Section 2 shall be reinstated if at any time any payment of any of the Senior Indebtedness is rescinded or must otherwise be returned by any holder of Senior Indebtedness or any representative of such Seller upon the insolvency, bankruptcy or reorganization of the Buyer or any affiliate of the Buyer. In no event shall the Seller commence any action or proceeding to contest the provisions of this Section 2 or the priority of the Liens (as defined in the Senior Credit Agreement) granted to the holders of the Senior Indebtedness by the Buyer. The Seller shall not take, accept or receive any collateral security from the Buyer for the payment of the Subordinated Obligations.
(b) Liquidation, Dissolution, Bankruptcy. In the event of any insolvency, bankruptcy, dissolution, winding up, liquidation, arrangement, reorganization, marshalling of assets or liabilities, composition, assignment for the benefit of creditors or other similar proceedings relating to the Buyer, its debts, its property or its operations, whether voluntary or involuntary, including, without limitation the filing of any petition or the taking of any action to commence any of the foregoing (which, in the case of action by a third party, is not dismissed within 60 days) (a “Bankruptcy Event”), all Senior Indebtedness shall first be paid in full in cash or other immediately available funds before the Seller shall be entitled to receive or retain any payment or distribution of assets of the Buyer with respect to any Subordinated Obligations. In the event of any such Bankruptcy Event, any payment or distribution of assets to which the Seller would be entitled if the Subordinated Obligations were not subordinated to the Senior Indebtedness in accordance with this Section 2, whether in cash, property, securities or otherwise, shall be paid or delivered by the debtor, custodian, trustee or agent or other Person making such payment or distribution, or by the Seller if received by it, directly to the Senior Agent on behalf of the holders of the Senior Indebtedness for application to the payment of the Senior Indebtedness remaining unpaid, to the extent necessary to make payment in full in cash or other immediately available funds of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to or for the holders of the Senior Indebtedness.

EXHIBIT H-3

(c) No Payments with Respect to Subordinated Obligations in Certain Circumstances.
(i) In circumstances in which Section 2(b) is not applicable, no payment of any nature (including, without limitation, any distribution of assets) in respect of the Subordinated Obligations (including, without limitation, pursuant to any judgment with respect thereto or on account of the purchase or redemption or other acquisition of Subordinated Obligations, by set off, prepayment, exchange or other manner) shall be made by or on behalf of the Buyer if, at the time of such payment:
(A) a default in the payment when due (whether at the maturity thereof, or upon acceleration of maturity or otherwise and without giving effect to any applicable grace periods) of all or any portion of the Senior Indebtedness (whether of principal, interest or any other amount with respect thereto) shall have occurred, and such default shall not have been cured or waived in accordance with the terms of the Senior Debt Documents; or
(B) subject to the last sentence of this Section 2(c), (x) the Buyer shall have received notice from the Senior Agent of the occurrence of one or more “Events of Default” (as defined in the Senior Credit Agreement) in respect of the Senior Indebtedness (other than payment defaults described in Section 2(c)(i)(A) above), (y) any such Event of Default shall not have been cured or waived in accordance with the terms of the Senior Debt Documents, and (z) 150 days shall not have elapsed since the date such notice was received.
The Buyer may resume payments (and may make any payments missed due to the application of Section 2(c)(i)) in respect of the Subordinated Obligations or any judgment with respect thereto:
(I) in the case of a default referred to in clause (A) of this Section 2(c)(i), upon a cure or waiver thereof in accordance with the terms of the Senior Debt Documents; or
(II) in the case of an Event of Default or Events of Default referred to in clause (B) of this Section 2(c)(i), upon the earlier to occur of (1) the cure or waiver of all such Events of Default in accordance with the terms of the Senior Debt Documents, or (2) the expiration of such period of 150 days.

EXHIBIT H-4

(ii) Following any acceleration of the maturity of any Senior Indebtedness and as long as such acceleration shall continue unrescinded and unannulled, such Senior Indebtedness shall first be paid in full in cash before any payment is made on account of or applied on the Subordinated Obligations.
(iii) The Buyer shall give prompt written notice to the Seller of (i) any default in respect of Senior Indebtedness referred to in Section 2(c)(i)(A) and (ii) any notice of the type described in Section 2(c)(i)(B) from the Senior Agent.
(d) When Distribution Must Be Paid Over. In the event that the Seller shall receive any payment or distribution of assets that the Seller is not entitled to receive or retain under the provisions of this Agreement in respect of the Subordinated Obligations, the Seller shall hold any amount so received in trust for the holders of Senior Indebtedness, shall segregate such assets from other assets held by the Seller and shall forthwith turn over such payment or distribution (without liability for interest thereon) to the Senior Agent on behalf of the holders of Senior Indebtedness in the form received (with any necessary endorsement) to be applied to Senior Indebtedness.
(e) Exercise of Remedies. So long as any Senior Indebtedness is outstanding (including, without limitation, any loans, any letters of credit, any commitments to lend or any lender guarantees), the Seller shall not exercise any rights or remedies in respect of the Subordinated Obligations, including, without limitation, any action (1) to demand or sue for collection of amounts payable under any Purchase Document in respect of the Subordinated Obligations or (2) to commence or join with any other creditor (other than the holder of a majority in principal amount of the Senior Indebtedness) in commencing any proceeding in connection with or premised on the occurrence of a Bankruptcy Event prior to the earlier of:
(A) the payment in full in cash or other immediately available funds of all Senior Indebtedness;
(B) the initiation of a proceeding (other than a proceeding prohibited by clause (2) of this Section 2(e)) in connection with or premised upon the occurrence of a Bankruptcy Event;
(C) the expiration of 150 days immediately following the receipt by the Senior Agent of notice that the Seller intends to exercise its rights or remedies in respect of the Subordinated Obligations from the Seller; and

EXHIBIT H-5

(D) the acceleration of the maturity of Senior Indebtedness in excess of $10,000,000;
provided, however, that if, with respect to (B) and (D) above, such proceeding or acceleration, respectively, is rescinded, or with respect to (C) above, during such 150-day period such event of condition giving rise to the Seller’s right to exercise its rights or remedies in respect of the Subordinated Obligations has been cured or waived, the prohibition against taking the actions described in this Section 2(e) shall automatically be reinstated as of the date of the rescission, cure or waiver, as applicable. In all events, unless an event described in clause (B) or (D) above has occurred and not been rescinded, the Seller shall give thirty (30) days prior written notice to the Senior Agent prior to taking any action described in this Section 2(e), which notice shall describe with specificity the action that the Seller in good faith intends to take.
(f) Amending Senior Indebtedness. Any holder of Senior Indebtedness may, at any time and from time to time, without the consent of or notice to the Seller (i) modify or amend the terms of the Senior Indebtedness, (ii) sell, exchange, release, fail to perfect a lien on or a security interest in or otherwise in any manner deal with or apply any property pledged or mortgaged to secure, or otherwise securing, Senior Indebtedness, (iii) release any guarantor or any other person liable in any manner for the Senior Indebtedness, (iv) exercise or refrain from exercising any rights against the Buyer or any other person, (v) apply any sums by whomever paid or however realized to Senior Indebtedness or (vi) take any other action that might be deemed to impair in any way the rights of the Seller. Any and all of such actions may be taken by the holders of Senior Indebtedness without incurring responsibility to the Seller and without impairing or releasing the obligations of the Seller to the holders of Senior Indebtedness.
(g) Certain Rights in Bankruptcy. In order to enable each holder of Senior Indebtedness to enforce its rights hereunder in any bankruptcy, insolvency or similar proceeding, the Seller hereby irrevocably authorizes and empowers the Senior Agent (and its representative or representatives) to demand, sue for, collect and receive all payments and distributions in respect of the Subordinated Obligations, to file and prove all claims (including claims in bankruptcy) relating to the Subordinated Obligations, to exercise any right to vote arising with respect to the Subordinated Obligations and any claims hereunder in any bankruptcy, insolvency or similar proceeding and take any and all other actions in the name of the Seller, as the Senior Agent determines to be necessary or appropriate.
(h) Subrogation. No payment or distribution to any holder of Senior Indebtedness pursuant to the provisions of this Agreement shall entitle the Seller to exercise any right of subrogation in respect thereof until (i)(1) all Senior Indebtedness shall have been paid in full in cash, (2) all commitments to lend under the Senior Debt Documents shall have been terminated, (3) all letters of credit shall have been cancelled or otherwise terminated, (4) all guarantees constituting Senior Indebtedness shall have been terminated and (5) all lender guarantees constituting Senior Indebtedness shall have been permanently reduced to zero or (ii) all holders of Senior Indebtedness have consented in writing to the taking of such action.

EXHIBIT H-6

(i) Relative Rights. The provisions of this Section 2 are for the benefit of the holders of Senior Indebtedness (and their successors and assigns) and shall be enforceable by them directly against the Seller. The Seller acknowledges and agrees that any breach of the provisions of this Section 2 will cause irreparable harm for which the payment of monetary damages may be inadequate. For this reason, the Seller agrees that, in addition to any remedies at law or equity to which a holder of the Senior Indebtedness may be entitled, a holder of the Senior Indebtedness will be entitled to an injunction or other equitable relief to prevent breaches of the provisions of this Section 2 and/or to compel specific performance of such provisions. The provisions of this Section 2 shall continue to be effective or be reinstated, as the case may be, if at any time any payment of Senior Indebtedness is rescinded or must otherwise be returned by any holder of Senior Indebtedness upon the occurrence of a Bankruptcy Event or otherwise, all as though such payment had not been made. The provisions of this Section 2 are not intended to impair and shall not impair as between the Buyer and the Seller, the obligation of the Buyer, which is absolute and unconditional, to pay the Seller all amounts owing under the Purchase Documents in respect of the Subordinated Obligations.
(j) Transfers. The Seller agrees that it will not (a) sell, assign or otherwise transfer, in whole or in part, the Subordinated Obligations owed to it or any interest therein to any other person or entity (a “Transferee”) or (b) create, incur or suffer to exist any security interest, lien, charge or other encumbrance whatsoever upon any Subordinated Obligations owed to it in favor of any Transferee unless, in either case, such Transferee expressly acknowledges to the Senior Lenders in writing the subordination provided for herein and agrees to be bound by all of the terms hereof.
(k) Amendment. So long as any Senior Indebtedness (including, without limitation, any letter of credit or lender guarantee) is outstanding or there is a commitment to lend any Senior Indebtedness (including any commitment under the Senior Debt Documents) the terms of this Agreement may be amended only with the consent of the Senior Agent. Subject to the foregoing, without the consent of the Senior Agent, this Agreement may be amended by the Buyer and the Seller to cure any ambiguity, defect or inconsistency that does not affect the subordination provisions hereof or the rights of the Senior Lenders.
(l) Acknowledgment of Security Interest. The Seller hereby acknowledges, and agrees to, the Buyer’s grant of its interest herein to the lenders under the Senior Credit Agreement to collaterally secure the Buyer’s obligations under such Senior Credit Agreement.

EXHIBIT H-7

(m) Reserved.
(n) Governing Law. The construction, validity and interpretation of the provisions of Section 2 of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.
[Remainder of page intentionally left blank.]

EXHIBIT H-8

IN WITNESS WHEREOF, the Buyer and the Seller have executed and delivered this Agreement on the date first written above.

AMERICAN REPROGRAPHICS COMPANY, L.L.C.
By:
Name:
Title:

[NAME OF SELLER]
By:
Name:
Title:

EXHIBIT H-9

EXHIBIT I TO
CREDIT AND GUARANTY AGREEMENT
SUBORDINATION TERMS FOR
PERMITTED SUBORDINATED INDEBTEDNESS
(a) All payments on account of principal, premium and interest on Permitted Subordinated Indebtedness shall be subordinated to the prior payment in full of the Obligations.
(b) No payments on account of principal, premium or interest on Permitted Subordinated Indebtedness, and no redemption or repurchase of, Permitted Subordinated Indebtedness (collectively, “Permitted Subordinated Debt Payments”) shall be permitted if:
(i) any Event of Default pursuant to Section 8.01(a) of the Credit Agreement shall have occurred and be continuing (a “Payment Default”);
(ii) any other Event of Default (a “Nonpayment Default”) shall have occurred and be continuing and notice shall have been given by Holdings, the Required Lenders or any other Person entitled to give such notice (as set forth in the documents governing Permitted Subordinated Indebtedness) to the indenture trustee (or any Person acting in a similar capacity) for the holders of the Permitted Subordinated Indebtedness (the “Trustee”) demanding that such payments be suspended (a “Payment Blockage Notice”); provided that, if Permitted Subordinated Debt Payments are blocked pursuant to this clause (ii), such Permitted Subordinated Debt Payments may be resumed upon the earlier of (A) the date that the applicable Nonpayment Default shall have been cured or waived or shall otherwise cease to exist and (B) the date that is 179 days after receipt of the Payment Blockage Notice (unless a Payment Default then exists); provided further that (x) no Nonpayment Default that is in existence on the date that a Payment Blockage Notice is delivered to the Trustee may serve as the basis for a subsequent Payment Blockage Notice and (y) no Payment Blockage Notice may be delivered until (i) 365 days have passed since the effectiveness of the immediately preceding Payment Blockage Notice and (ii) all scheduled payments of principal, premium and interest on Permitted Subordinated Indebtedness that have come due and payable have been paid in full in cash.

EXHIBIT I-1

Capitalized terms used but not defined herein shall have the meanings given such terms in the Credit and Guaranty Agreement, dated as of December 6, 2007, among American Reprographics Company, L.L.C., a California limited liability company, American Reprographics Company, a Delaware corporation, and certain Subsidiaries of the Borrower, as Guarantors, the financial institutions from time to time party thereto, as Lenders, and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent.

EXHIBIT I-2

EXHIBIT J TO THE
CREDIT AND GUARANTY AGREEMENT
FORM OF JOINDER AGREEMENT
JOINDER AGREEMENT, dated as of [  _____  , 20  _____  ] (this “Agreement”), by and among [NAMES OF NEW LENDERS] (each an “Incremental Term Loan Lender” and collectively the “Incremental Term Loan Lenders”), AMERICAN REPROGRAPHICS COMPANY, L.L.C., a California limited liability company (the "Borrower”), AMERICAN REPROGRAPHICS COMPANY, a Delaware corporation (“Holdings”), and certain Subsidiaries of the Borrower, as Guarantors, and JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) and Collateral Agent.
RECITALS:
WHEREAS, reference is hereby made to the Credit and Guaranty Agreement, dated as of December 6, 2007 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), among the Borrower, Holdings and certain Subsidiaries of the Borrower, as Guarantors, the financial institutions from time to time party thereto, as Lenders, and JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity the “Administrative Agent”) and Collateral Agent; and
WHEREAS, subject to the terms and conditions of the Credit Agreement, the Borrower may elect to request the establishment of Incremental Term Loan Commitments by entering into one or more Joinder Agreements with Incremental Term Loan Lenders.
NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:
Each Incremental Term Loan Lender party hereto hereby provides its respective Incremental Term Loan Commitment as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below:
Each Incremental Term Loan Lender (i) confirms that it has received a copy of the Credit Agreement and the other Credit Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender or Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to the Administrative Agent and the Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

EXHIBIT J-1

Each Incremental Term Loan Lender hereby agrees to make its Incremental Term Loan Commitment on the following terms and conditions1:
1.	Applicable Rate. The Applicable Rate for each Series [ _____ ] Incremental Term Loan shall mean, as of any date of determination, a percentage per annum as set forth below:

Series [__] Incremental Term Loans
Total	Eurodollar	ABR
Leverage Ratio	Loans	Loans
[ _____ : _____ ]	[ _____ ]%	[ _____ ]%
2.	Principal Payments. The Borrower shall make principal payments on the Series [ _____ ] Incremental Term Loans in installments on the dates and in the amounts set forth below:

(B)
Scheduled
Repayment of
(A)	Series [__]
Payment	Incremental
Date	Term Loans
$

$

$

$

$

$

$

TOTAL	$

[1]	Insert completed items 1-8 as applicable, with respect to Incremental Term Loans with such modifications as may be agreed to by the parties hereto to the extent consistent with Section 2.22 of the Credit Agreement.

EXHIBIT J-2

3.	Optional and Mandatory Prepayments. Scheduled installments of principal of the Series [ _____ ] Incremental Term Loans set forth above [shall be reduced in connection with any optional or mandatory prepayments of the Series [ _____ ] Incremental Term Loans in accordance with Sections 2.11, 2.12 and 2.13 of the Credit Agreement respectively]; and provided further, that the Series [ _____ ] Incremental Term Loans and all other amounts under the Credit Agreement with respect to the Series [ _____ ] Incremental Term Loans shall be paid in full no later than six months prior to the maturity of any Subordinated Indebtedness, and the final installment payable by Company in respect of the Series [ _____ ] Incremental Term Loans on such date shall be in an amount, if such amount is different from the amount specified above, sufficient to repay all amounts owing by the Borrower under the Credit Agreement with respect to the Series [ _____ ] Incremental Term Loans.
4.	Prepayment Fees. The Borrower agrees to pay to each Incremental Term Loan Lender the following prepayment fees with respect to the Incremental Term Loans held by such Incremental Term Loan Lender, if any: [ _____ ].
[Insert other additional prepayment provisions with respect to New Term Loans]
5.	Other Fees. The Borrower agrees to pay each Incremental Term Loan Lender an aggregate fee equal to [ _____ ] on [ _____ ].
6.	Increased Amount Date: The date on which the Incremental Term Loan Commitments shall be effective is [ _____ ].
7.	Proposed Borrowing. This Agreement represents the Borrower’s request to borrow Series [ _____ ] Incremental Term Loans from Incremental Term Loan Lenders pursuant to the Incremental Term Loan Commitments as follows (the “Proposed Borrowing”):

a.	Business Day of Proposed Borrowing:

b.	Amount of Proposed Borrowing: $[________].

c.	Interest rate option:	☐	a.	ABR Loan(s)

		☐	b.	Eurodollar Loans with an initial
Interest Period of _____ month(s)

EXHIBIT J-3

8.	[New Lenders. Each Incremental Term Loan Lender acknowledges and agrees that upon its execution of this Agreement and the making of Series [ _____ ] Incremental Term Loans that such Incremental Term Loan Lender shall become a “Lender” under, and for all purposes of, the Credit Agreement and the other Credit Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder.][2]
9.	Credit Agreement Governs. Except as expressly set forth in this Agreement, Series [ _____ ] Incremental Term Loans shall otherwise be subject to the provisions of the Credit Agreement and the other Credit Documents.
10.	Certifications of Holdings and the Borrower. By its execution of this Agreement, each of Holdings and the Borrower hereby certifies that:
i.	The representations and warranties contained in the Credit Agreement and the other Credit Documents are true, complete, and correct in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true, complete and correct in all material respects on and as of such earlier date;
ii.	No event has occurred and is continuing or would result from the consummation of the Proposed Borrowing contemplated hereby that would constitute a Default or an Event of Default;
iii.	The Leverage Ratio, after giving effect to the Proposed Borrowing, will not exceed the maximum Leverage Ratio permitted as of the last day of the immediately preceding Fiscal Quarter pursuant to Section 6.07(c) of the Credit Agreement;
iv.	The Senior Secured Leverage Ratio, after giving effect to the Proposed Borrowing, will not exceed 2.50:1.00;
v.	The Borrower has performed in all material respects all agreements and satisfied all conditions which the Credit Agreement provides shall be performed or satisfied by it on or before the date hereof.
11.	Covenants of the Borrower. By its execution of this Agreement, the Borrower hereby covenants that:

[2]	Insert bracketed language if the lending institution is not already a Lender.

EXHIBIT J-4

i.	It shall deliver or cause to be delivered the following legal opinions and documents: [ _____ ], together with all other legal opinions and other documents reasonably requested by the Administrative Agent in connection with this Agreement; and
ii.	Set forth on the attached Officers’ Certificate are the calculations (in reasonable detail) demonstrating compliance with the financial tests described in Section 6.08 of the Credit Agreement.
12.	Eligible Assignee. By its execution of this Agreement, each Incremental Term Loan Lender represents and warrants that it is an Eligible Assignee.
13.	Notice. For purposes of the Credit Agreement, the initial notice address of each Incremental Term Loan Lender shall be as set forth below its signature below.
14.	Foreign Lenders. For each Incremental Term Loan Lender that is a Foreign Lender, delivered herewith to the Administrative Agent are such forms, certificates or other evidence with respect to United States federal income tax withholding matters as the Borrower shall have requested pursuant to 2.19(e) of the Credit Agreement.
15.	Recordation of the New Loans. Upon execution and delivery hereof, the Administrative Agent will record the Series [ _____ ] Incremental Term Loans made by Incremental Term Loan Lenders in the Register.
16.	Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.
17.	Entire Agreement. This Agreement, the Credit Agreement and the other Credit Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.
18.	GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

EXHIBIT J-5

19.	Severabilty. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceabilty without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.
20.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.
[Remainder of page intentionally left blank]

EXHIBIT J-6

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Joinder Agreement as of the date first written above.

[NAME OF INCREMENTAL TERM LOAN LENDER]

By:

Name:
Title:

Notice Address:

Attention
Telephone:
Facsimile

AMERICAN REPROGRAPHICS COMPANY, L.L.C.

By:

Name:
Title:

AMERICAN REPROGRAPHICS COMPANY

By:

Name:
Title:

EXHIBIT J-7

[NAME OF SUBSIDIARY]

By:

Name:
Title:

Consented to by:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:

Authorized Signatory

EXHIBIT J-8

SCHEDULE A
TO JOINDER AGREEMENT

Name of Lender	Type of Commitment	Amount
[ _____ ]	Incremental Term Loan Commitment	$[ _____ ]
[ _____ ]	Incremental Term Loan Commitment	$[ _____ ]

	Total	[ _____ ]

EXHIBIT J-9